UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-12	☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

SI TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of SI Technologies, Inc.

(2)	Aggregate number of securities to which transaction applies:

4,126,996 shares of Common Stock, options to purchase 465,000 shares of Common Stock and warrants to purchase 168,824 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the aggregate merger consideration equal to the sum of (i) the product of 4,126,996 shares of Common Stock outstanding and the merger consideration of $4.00 per share (which equals $16,507,984), (ii) the product of $1.91 per share (which is the difference between $4.00 and the average weighted exercise price of $2.09) and options to purchase 465,000 shares of Common Stock (which equals $888,150) and (iii) the product of $1.50 per share (which is the difference between $4.00 and the exercise price of $2.50) and warrants to purchase 168,824 shares of Common Stock (which equals $253,236) The filing fee was determined by multiplying the sum of the preceding sentence, $17,649,370, by 0.00011770.

(4)	Proposed maximum aggregate value of transaction:

$17,649,370

(5)	Total fee paid:

$2,077
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

14192 Franklin Avenue

Tustin, California 92780

[                    ], 2005

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of SI Technologies, Inc. to be held at [                    ], at 10:00 a.m., local time, on [                    ], [                    ], 2005. Holders of record of SI common stock on [                    ], 2005 will be entitled to vote at the special meeting or any adjournment or postponement of that meeting.

At the special meeting, we will ask you to consider and vote to adopt and approve the merger agreement that we entered into on December 22, 2004 with Vishay Intertechnology, Inc. and a wholly owned subsidiary of Vishay. As a result of the merger, SI will become a wholly owned subsidiary of Vishay.

In the merger, each share of our common stock, $0.01 par value per share, will be converted into the right to receive $4.00 in cash, without interest. If the merger is completed, you will no longer have an ownership interest in the continuing business of SI. We cannot complete the merger unless all of the conditions to closing are satisfied or waived, including the adoption and approval of the merger agreement by holders of a majority of the outstanding shares of SI common stock.

Our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and the merger. Based on its review, our board of directors has unanimously determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of SI and our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the special meeting and a proxy card. The proxy statement includes important information about the merger agreement and the merger. The proxy statement is qualified in its entirety by reference to the merger agreement attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety.

All of our stockholders are invited to attend the special meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE AS INSTRUCTED IN THESE MATERIALS. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card.

On behalf of the board of directors, I thank you for your support and urge you to vote “FOR” the adoption and approval of the merger agreement.

Sincerely,

MARVIN MOIST,

President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF SI TECHNOLOGIES, INC.

To Be Held On [                    ], 2005

Dear Stockholder:

Notice is hereby given that a Special Meeting of Stockholders of SI Technologies, Inc., a Delaware corporation, or “SI,” will be held at [                    ], at 10:00 a.m., local time, on [                    ], [                    ], 2005, for the following purposes:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 22, 2004, by and among Vishay Intertechnology, Inc., Vishay SI Technologies, Inc., a wholly owned subsidiary of Vishay, and SI;

2. To grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies in the event there are not sufficient votes to adopt and approve the merger agreement; and

3. To transact any and all other business that may properly come before the Special Meeting or any postponement or adjournment of the Special Meeting.

The board of directors of SI has unanimously determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of SI and our stockholders and recommends that you vote to adopt and approve the merger agreement. The terms of the merger agreement and the merger are more fully described in the attached proxy statement, which we urge you to read carefully and in its entirety. The board of directors of SI also recommends that you expressly grant the authority to the persons named as proxies to vote your shares to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt and approve the merger agreement. We are not aware of any other business to come before the Special Meeting.

Stockholders of record at the close of business on [                    ], 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting. You should contact the Secretary of SI at SI’s corporate headquarters if you wish to review a list of the stockholders entitled to vote at the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Adoption and approval of the merger agreement will require the affirmative vote of the holders of a majority of outstanding shares of SI common stock.

You will have the right to dissent from the merger, demand appraisal of your shares of common stock and obtain payment in cash for the fair value of your shares of common stock, but only if you submit a written demand for an appraisal before the vote is taken on the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to such appraisal rights is included as Annex D to the attached proxy statement and a summary of these provisions can be found under the section entitled “Appraisal Rights” in the attached proxy statement.

Do not send any certificates representing shares of SI common stock with your proxy card. After the effective time of the merger, instructions regarding the procedure to exchange your stock certificates for the cash merger consideration will be sent to you.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy, as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption and approval of the merger agreement. If you fail to either return your proxy card or to vote in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and such inaction will have the same effect as a vote against adoption and approval of the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by SI or any other person.

By Order of the Board of Directors,

MARVIN MOIST,

President and Chief Executive Officer

Tustin, California

[                    ], 2005

The proxy statement is dated [                    ], 2005 and is first being mailed to stockholders of SI on or about [                    ], 2005.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the Merger?

A: The merger is the merger of SI with a wholly owned subsidiary of Vishay, with SI surviving and becoming a wholly owned subsidiary of Vishay.

Q: What will happen to my shares of SI common stock as a result of the merger?

A: Upon completion of the merger, each outstanding share of SI common stock will be automatically canceled and converted into the right to receive $4.00 in cash, without interest, subject to any applicable withholding taxes.

Q: Will I own any shares of SI common stock or Vishay stock after the merger?

A: No. You will be paid cash in exchange for your shares of SI common stock. You will not have the option to receive Vishay stock in lieu of cash.

Q: What will happen to options and warrants to purchase SI common stock as a result of the merger?

A: Each holder of an SI stock option or warrant outstanding immediately prior to the closing of the merger will be entitled to receive, upon exercise of such option or warrant and the payment of the exercise price, $4.00, net of any applicable withholding taxes. Alternatively, each holder may, in lieu of exercise, elect to have his or her option or warrant cancelled at the effective time of the merger, in which case the holder will be entitled to receive a cash payment equal to the product of (1) the excess, if any, of the merger consideration over the per share exercise price of the stock option or warrant, multiplied by (2) the aggregate number of shares of SI common stock subject to such option or warrant immediately prior to the effective time of the merger (without interest and subject to any applicable withholding taxes). A holder of a stock option or warrant with an exercise price in excess of $4.00 will not be entitled to any payment in respect of such option or warrant.

Q: Will my cash payment be affected by changes in the market price for SI common stock?

A: No. The cash payment for each share of SI common stock will not change based on any changes in the market price of SI common stock.

Q: Will the merger be taxable to me?

A: Generally, yes. Your receipt of cash for your shares of SI common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize taxable gain or loss as a result of the merger equal to the difference, if any, between the cash you receive in the merger and your adjusted tax basis in the shares of SI common stock you surrender in exchange for such cash. This gain or loss will be long term capital gain or loss if you have held your SI shares more than one year at the effective time of the merger and you held such shares as a “capital asset.” You should read “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more complete discussion of the federal income tax consequences of the merger. You should consult your tax advisor regarding the tax consequences of the merger to you.

Q: Does our board of directors recommend adoption and approval of the merger agreement?

A: Yes. Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption and approval of the merger agreement. Our board of directors considered many factors in deciding to recommend the adoption and approval of the merger agreement. You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered.

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Q: Who is entitled to vote at the Special Meeting?

Holders of record of SI common stock as of the close of business on [                    ], 2005 are entitled to vote at the Special Meeting.

Q: What vote of our stockholders is required to adopt and approve the merger agreement?

A: To adopt and approve the merger agreement, stockholders of record holding at least a majority of the outstanding shares of SI common stock entitled to vote at the Special Meeting must vote “FOR” the adoption and approval of the merger agreement. There are [                    ] shares of SI common stock entitled to be voted at the Special Meeting.

Stockholders holding approximately 41% of our outstanding common stock have agreed with Vishay to vote in favor of the adoption and approval of the merger agreement.

Q: Am I entitled to appraisal rights if the merger is completed?

A: Yes. Under Section 262 of the Delaware General Corporation Law, if the merger is completed you will have the right to seek appraisal of the “fair value” of your shares as determined by the Delaware Court of Chancery, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of the merger agreement and comply with the Delaware law procedures explained in this proxy statement. The relevant provisions of the Delaware General Corporation Law are attached as Annex D to this proxy statement.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive a letter of transmittal and written instructions for surrendering your stock certificates and exchanging your shares of SI common stock for the cash merger consideration.

Q: When and where is the Special Meeting?

A: The Special Meeting will be held on                     ,                     , 2005 at                     .

Q: How can I vote on the merger agreement?

A: To vote, you can either (1) complete, sign, date and return the enclosed proxy card or (2) attend the Special Meeting and vote in person. Even if you plan to attend the Special Meeting in person, we encourage you to return your signed proxy card to ensure that your shares are voted. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker or bank to vote your shares by following the instructions provided by such broker or bank.

Q: May I vote in person?

A: Yes. You may vote in person at the Special Meeting, even if you have signed and returned your proxy card. If your shares are held in “street name” through a broker or bank, you must provide a legal proxy from your broker or bank and present it at the Special Meeting in order to vote in person. You may be asked to present photo identification for admittance to the Special Meeting.

Q: What happens if I do not vote?

A: The failure to return your proxy card and the failure to vote in person at the Special Meeting will have the same effect as voting against adoption and approval of the merger agreement.

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Q: If I send in my proxy card but forget to indicate my vote, how will my shares be voted?

A: If you sign and return your proxy card but do not indicate how to vote your shares at the Special Meeting, the shares represented by your proxy card will be voted “FOR” adoption and approval of the merger agreement.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can attend the Special Meeting and vote in person. Your attendance alone will not revoke your proxy. If you choose any of the first two methods, your notice of revocation or your new proxy card must be received prior to the Special Meeting. If you have instructed a broker or bank to vote your shares, you must follow the directions received from your broker or bank to change your instructions.

Q: If my shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A: Your broker or bank will not vote your shares without instructions from you. You should instruct your broker or bank to vote your shares, following the procedures provided by your broker or bank. Without instructions, your shares will not be voted by your broker or bank, which will have the same effect as voting against adoption and approval of the merger agreement.

Q: When do you expect the merger to be completed?

A: We anticipate that the merger will be completed promptly following the Special Meeting, assuming our stockholders adopt and approve the merger agreement. However, in addition to obtaining stockholder approval, other closing conditions must be satisfied or waived by SI and Vishay.

Q: When will I receive the cash consideration for my shares of SI common stock?

A: After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares of SI common stock for the cash consideration paid in the merger. Once you properly return and complete the required documentation as described in the written instructions, you will promptly receive from the paying agent the cash payment for your shares of SI common stock.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares or the completion of the proxy card, you should contact us as follows:

SI Technologies, Inc.

Attn: Secretary

14192 Franklin Avenue

Tustin, California

Telephone: (714) 505-6483

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SUMMARY

This summary highlights selected information discussed in more detail elsewhere in this proxy statement and may not contain all of the information you may consider important in determining how to vote on the merger. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents to which we refer. See also “Other Matters—Where You Can Find More Information” (page 44). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. In this proxy statement, unless the context otherwise suggests, we refer to SI Technologies, Inc. and its subsidiaries as “SI,” “we” and “us.”

Parties to the Merger

SI Technologies, Inc. (page 6).

14192 Franklin Avenue

Tustin, California 92780

Telephone: (714) 505-6483

We design, manufacture and market high-performance industrial sensors, weighing and factory automation systems, and related products. Our products are used around the world in a wide variety of industries, including aerospace, agriculture, aviation, food processing and packaging, forestry, manufacturing, mining, transportation/distribution and waste management.

Vishay Intertechnology, Inc. (page 6).

63 Lincoln Highway

Malvern, Pennsylvania 19355

Telephone: (610) 644-1300

Vishay Intertechnology, Inc., a Fortune 1,000 company listed on the New York Stock Exchange, is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania and has operations in 17 countries employing over 26,000 people. Vishay can be found on the internet at http://www.vishay.com.

Vishay SI Technologies, Inc. (page 6).

63 Lincoln Highway

Malvern, Pennsylvania 19355

Telephone: (610) 644-1300

Vishay SI Technologies, Inc., or “Merger Sub,” is a wholly owned subsidiary of Vishay formed exclusively for the purpose of effecting the merger. Merger Sub has not engaged in any business activity other than in connection with the merger.

The Special Meeting

Time, Date and Place (page 7). The Special Meeting will be held at [                    ], at 10:00 a.m., local time, on [                    ], [                    ], 2005, to consider and vote upon (1) the proposal to adopt and approve the merger agreement, (2) the proposal to grant the persons named as proxies discretionary authority to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies in the event there are not sufficient votes to adopt and approve the merger agreement and (3) any and all other business that may properly come before the Special Meeting or any postponement or adjournment of the Special Meeting.

Record Date and Voting Power (page 7). You are entitled to vote at the Special Meeting if you owned shares of SI common stock at the close of business on [                    ], 2005, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of SI common stock you owned at the close of business on the record date. There are [            ] shares of SI common stock entitled to be voted at the Special Meeting.

Procedure for Voting (page 7). To vote, you can either (1) complete, sign, date and return the enclosed proxy card or (2) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker or bank to vote your shares by following the instructions provided by such broker or bank. Your broker or bank will not vote your shares without instructions from you. If you fail to instruct your broker or bank to vote your shares, it has the same effect as a vote “against” adoption and approval of the merger agreement.

Required Vote (page 7). The adoption and approval of the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of SI common stock entitled to vote at the Special Meeting. Approval of the proposal to grant the persons named as proxies the discretionary authority to vote to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies in the event there are not sufficient votes to adopt and approve the merger agreement, requires the affirmative vote of holders of at least a majority of the shares of SI common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

Voting by Certain Stockholders (page 7). Pursuant to stockholder agreements, certain of our directors and certain of their spouses who own SI common stock have agreed to vote their shares of SI common stock in favor of the adoption and approval of the merger agreement. The stockholder agreements will terminate if the merger agreement terminates. The following directors entered into stockholder agreements with Vishay: Ralph Crump, Rick Beets, Edward Alkire and Scott Crump. At the close of business on the record date, 1,692,147 shares of SI common stock, or approximately 41% of the outstanding shares of SI common stock, were subject to stockholder agreements. The form of stockholder agreement is attached to this proxy statement as Annex B.

The Merger

Structure of the Merger (page 30). Under the Agreement and Plan of Merger, dated as of December 22, 2004, by and among Vishay, Merger Sub and SI, or the “merger agreement,” at the effective time of the merger, Merger Sub will merge with and into SI, and as a result SI will become a wholly owned subsidiary of Vishay. Our stockholders will receive cash in exchange for their SI common stock.

Merger Consideration (page 30). If the merger is completed, you will receive $4.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of SI common stock that you own as of the effective time of the merger unless you dissent and seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a stockholder of SI. Payment will be made promptly after the effective time of the merger upon surrender of your stock certificates and certain customary documents.

Treatment of Stock Options and Warrants to Purchase SI Common Stock (page 31). Each holder of an SI stock option or warrant outstanding immediately prior to the closing of the merger will be entitled to receive, upon exercise of such option or warrant and the payment of the exercise price, $4.00, net of any applicable withholding taxes. Alternatively, each holder may, in lieu of exercise, elect to have his or her option or warrant cancelled at the effective time of the merger, in which case the holder will be entitled to receive a cash payment equal to the product of (1) the excess, if any, of the merger consideration over the per share exercise price of the stock option or warrant, multiplied by (2) the aggregate number of shares of SI common stock subject to such option or warrant immediately prior to the effective time of the merger (without interest and subject to any applicable withholding taxes). A holder of a stock option or warrant with an exercise price in excess of $4.00 will not be entitled to any payment in respect of such option or warrant.

Market Price of our Common Stock (page 43). Our common stock is listed on the Nasdaq SmallCap Stock Market under the ticker symbol “SISI.” On October 5, 2004, the last full trading day prior to the public announcement of the signing of the letter of intent regarding the proposed merger, SI common stock closed at $2.68 per share. On December 21, 2004, the last full trading day prior to the public announcement of the signing of the merger agreement, SI common stock closed at $3.71 per share. On [                    ], 2005, the last trading day prior to the date of this proxy statement, SI common stock closed at $[            ] per share.

Reasons for the Merger (page 14). In the course of reaching its decision to adopt and approve the merger agreement and to recommend that you adopt and approve the merger agreement, our board of directors considered a number of positive and negative factors in its deliberations. Those factors are described in this proxy statement beginning on page 14.

Opinion of Financial Advisor (page 17). On December 21, 2004, Roth Capital Partners, LLC delivered its oral opinion to our board of directors (which was confirmed in writing). The opinion stated that, as of the date of the opinion, the merger consideration to be received by the SI stockholders was fair, from a financial point of view, to such stockholders.

The full text of this opinion, which sets forth the assumptions made, matters considered and limitations on the reviews undertaken by Roth Capital Partners in connection with its opinion, is attached as Annex C to this proxy statement. Roth Capital Partners provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The opinion of Roth Capital Partners is not a recommendation as to how you should vote with respect to the merger agreement. We urge you to read the opinion carefully and in its entirety.

Recommendation of Our Board of Directors (page 24). Our board of directors unanimously determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of SI and our stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption and approval of the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 24). In considering the recommendation of our board of directors to vote in favor of the merger agreement, you should be aware that there are provisions of the merger agreement and other agreements that will result in certain benefits to certain of our directors, executive officers and key employees. These include possible payments under existing change of control agreements held by seven officers and managers if their employment is terminated within one year after the closing and the continuation of certain indemnification and insurance arrangements.

Certain of our directors and certain of their spouses who own SI common stock have agreed with Vishay to vote their shares of SI common stock in favor of the adoption and approval of the merger agreement. The stockholder agreements cover 1,692,147 shares of SI common stock, or approximately 41% of the outstanding shares of SI common stock as of the record date.

Our board of directors was aware of these interests and considered them among other factors in making its recommendation.

Appraisal Rights (page 27). Under Delaware law, SI stockholders are entitled to appraisal rights in connection with the merger, which rights are subject to certain conditions discussed more fully elsewhere in this proxy statement. If you do not wish to accept $4.00 per share as cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the adoption and approval of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement at the Special Meeting and (3) you must hold shares of SI common stock on the date you make the demand for appraisal and continuously hold such shares through the effective time of the merger. Merely voting against the proposal to adopt and approve the merger agreement will not preserve your right of appraisal under Delaware law. Annex D to this proxy statement contains a copy of Section 262 of the Delaware General Corporation Law relating to stockholders’ right of appraisal. In view of the complexity of law relating to appraisal rights, if you are considering objecting to the proposal to adopt and approve the merger agreement and seeking such appraisal rights, you are encouraged to consult your own legal advisors.

Material United States Federal Income Tax Consequences (page 25). The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger as consideration and your adjusted tax basis in your shares. This gain or loss generally will be long-term capital gain or loss if you have held the SI common stock for more than one year as of the effective time of the merger and you hold the shares of SI common stock as a “capital asset.” Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

The Merger Agreement

No Solicitation by SI (page 34). Until the effective time of the merger or the termination of the merger agreement, we have agreed to significant limitations on our ability to take action with respect to other proposed acquisition or merger transactions. Generally we have agreed that we will not, directly or indirectly, solicit, or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares or similar transaction involving SI or any of our subsidiaries that would if consummated result in a third party acquiring more than 15% of SI’s equity securities or assets.

Nothing in the merger agreement prevents our board of directors, prior to the date our stockholders adopt and approve the merger agreement and after our board of directors reasonably determines in good faith (after due consultation with outside counsel) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties, from giving information to and negotiating with a third party that has made a bona fide proposal that our board of directors concludes in good faith (after consulting with our financial advisor in the case of a proposal that provides for consideration other than all cash) would, if consummated, be reasonably likely to constitute a superior proposal.

Conditions to the Merger (page 36). The obligations of Vishay, Merger Sub and SI to complete the merger are subject to the adoption and approval of the merger agreement by the SI stockholders and the satisfaction or waiver of other specified conditions.

Termination of the Merger Agreement (page 38). Vishay and SI may each terminate the merger agreement under specified circumstances.

Termination Fee and Expenses (page 39). The merger agreement requires us to pay Vishay a termination fee in the amount of $750,000 plus expenses up to $250,000 if the merger agreement is terminated under certain circumstances. With limited exceptions, whether or not the merger is completed, all costs and expenses incurred shall be paid by the party incurring such expense, except if the merger agreement is terminated under certain circumstances.

A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ THE ENTIRE MERGER AGREEMENT CAREFULLY.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement relating to the closing of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of holders of a majority of our outstanding shares, satisfying other conditions to the closing of the merger and other matters.

For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, or the “SEC,” on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at www.sec.gov or for a fee from commercial document retrieval services.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

PARTIES TO THE MERGER AGREEMENT

SI Technologies, Inc.

We design, manufacture and market high-performance industrial sensors, weighing and factory automation systems, and related products. Our products are used around the world in a wide variety of industries, including aerospace, agriculture, aviation, food processing and packaging, forestry, manufacturing, mining, transportation/distribution and waste management.

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “SISI.” We are incorporated under the laws of the State of Delaware. Our corporate headquarters are located at 14192 Franklin Avenue, Tustin, California 92780, and our telephone number is (714) 505-6483. Our website is www.sitechnologies.com. Information contained on our website does not constitute a part of this proxy statement.

Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc., a Fortune 1,000 company, is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay has operations in 17 countries employing over 26,000 people.

Vishay’s common stock is quoted on the New York Stock Exchange under the symbol “VSH.” Vishay is incorporated under the laws of the State of Delaware. Vishay’s corporate headquarters are located at 63 Lincoln Highway, Malvern, Pennsylvania 19355 and its telephone number is (610) 644-1300. Vishay’s website is www.vishay.com. Information contained on Vishay’s website does not constitute part of this proxy statement.

Vishay SI Technologies, Inc.

Vishay SI Technologies, Inc., or “Merger Sub,” was incorporated under the laws of the State of Delaware on December 20, 2004 exclusively for the purpose of effecting the merger. Merger Sub is a wholly owned subsidiary of Vishay and has not engaged in any business activity other than in connection with the merger. Merger Sub’s corporate headquarters are located at 63 Lincoln Highway, Malvern, Pennsylvania 19355 and its telephone number is (610) 644-1300.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at [                    ], at 10:00 a.m., local time, on [                    ], [                    ], 2005.

Purpose of the Special Meeting

At the Special Meeting, you will be asked to consider and vote upon the adoption and approval of the merger agreement. Our board of directors has unanimously (1) determined that the merger is fair to, and in the best interests of, us and our stockholders, (2) approved the merger agreement, (3) declared the merger advisable to our stockholders and (4) recommended that our stockholders adopt and approve the merger agreement. If necessary, you will also be asked to vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting to permit further solicitation of proxies in the event there are not sufficient votes to adopt and approve the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of SI common stock at the close of business on [                    ], 2005, the record date, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements of the Special Meeting. As of the close of business on the record date, [            ] shares of SI common stock were issued and outstanding and held by approximately [            ] holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of SI common stock entitled to vote on the record date are represented in person or by proxy. Abstentions and broker “non-votes” will be counted for purposes of determining the existence of a quorum. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt and approve the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment or postponement. Holders of record of SI common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption and approval of the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of SI common stock entitled to vote at the Special Meeting. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption and approval of the merger agreement. The approval of the grant of authority to vote to adjourn or postpone the Special Meeting requires the affirmative vote of the holders of a majority of the shares of SI common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

Voting by Certain Stockholders

Pursuant to stockholder agreements, certain of our directors and certain of their spouses who own SI common stock have agreed to vote their shares of SI common stock in favor of the merger agreement. The following directors entered into stockholder agreements with Vishay: Ralph Crump, Rick Beets, Edward Alkire and Scott Crump. The stockholder agreements cover 1,692,147 shares of SI common stock, or approximately 41% of the outstanding shares of SI common stock as of the record date. See “The Stockholder Agreements.”

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption and approval of the merger agreement and “FOR” approval of the proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting if necessary.

To vote, please complete, sign, date and return the enclosed proxy card. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting. See “—Shares Registered in the Name of a Broker or Bank.”

Shares of SI common stock represented at the Special Meeting but not voted, including shares of SI common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption and approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted for that proposal. If you abstain from voting, it will have the same effect as a vote against the adoption and approval of the merger agreement and as a vote against the proposal to grant authority to vote to adjourn or postpone the Special Meeting if necessary. Your failure to execute and return a proxy card or otherwise vote at the Special Meeting will have the same effect as a vote against the adoption and approval of the merger agreement and will have no effect on the proposal to grant authority to vote to adjourn or postpone the Special Meeting if necessary.

Brokers or banks who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers and banks are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption and approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers and banks are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the adoption and approval of the merger agreement. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn or postpone the Special Meeting if necessary.

We do not expect that any matter other than the proposal to adopt and approve the merger agreement and, if necessary, the proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than from our proxy card. If you hold your shares in street name, to vote by proxy you must instruct your bank, broker or nominee to vote your shares by following the procedures specified by such bank, broker or nominee. If you want to vote in person at the Special Meeting, you must request a proxy in your name from your bank, broker or nominee.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude you from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with our Secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our Secretary bearing a later date; or

•	appearing at the Special Meeting and voting in person.

If you choose to revoke your proxy by one of the first two methods, your revocation of proxy or subsequent proxy must be received prior to the Special Meeting.

Your attendance at the Special Meeting will not alone constitute the revocation of a proxy. If you have instructed your broker or bank to vote your shares, you must follow the directions received from your broker or bank to change your instructions.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of SI common stock certificates will be mailed to our stockholders after the effective time of the merger.

THE MERGER

The discussions under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarize the material terms of the merger. These summaries may not contain all of the information which you may consider important in considering how to vote on the merger agreement. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger. The merger agreement is attached as Annex A to this proxy statement.

Background of the Merger

During the past several years our board of directors and management have on a regular basis reviewed our options for achieving long-term strategic goals and enhancing stockholder value, including marketing and development alliances, opportunities for mergers with other companies and acquisitions.

In the fall of 2001, Vishay initiated discussions with us regarding an acquisition. At that time, Vishay was interested in acquiring some or all of our strain gage related business, and advised us that it was not interested in acquiring the entire company. During the following months, through the first part of 2002, various members of our board of directors and management spoke and met with various members of management of Vishay on a number of occasions, but eventually discussions broke off because we were not interested in selling only our strain gage business.

On or about December 15, 2003, Raanan Zilberman, the President of Vishay’s Transducers Group, telephoned Rick Beets, then the President and Chief Executive Officer of SI, and requested a meeting in Tustin, California. On February 5, 2004, that meeting was held. Marv Moist, who had succeeded Mr. Beets as President and Chief Executive Officer of the Company at the end of January 2004, attended the meeting, along with Vishay’s representatives, Mr. Zilberman, Marc Zandman, Vishay’s Vice Chairman, Dubi Zandman, the Vice President of Marketing and Sales of Vishay’s Transducers Group, and Tom Kieffer, President of Vishay’s Measurements Group, at SI’s headquarters in Tustin, California. At the meeting the parties discussed the industry in general.

Our board of directors held a regularly scheduled meeting on March 11, 2004 in Seattle, Washington. Mr. Moist was present at the meeting and updated the board on the matters discussed at the meeting with Vishay. He suggested that although no proposals were made, he believed that Vishay was interested in resuming discussions regarding the acquisition of some or all of SI’s businesses. At our board’s request, Mr. Moist telephoned Mr. Kieffer and informed him that SI was interested in meeting with Vishay if Vishay was interested in resuming discussions regarding a potential acquisition transaction.

Over the next four weeks, Mr. Moist and Mr. Kieffer, along with Mr. Marc Zandman, exchanged telephone calls and discussed several times Vishay’s interest regarding a potential acquisition of SI. Vishay indicated it was interested in further discussions with SI, and requested more information regarding SI. The parties negotiated the terms of a confidentiality agreement which we and Vishay signed on April 12, 2004.

In late May 2004, Dr. Felix Zandman, Vishay’s Chairman, telephoned Dean Spatz, an SI director, and they arranged for a meeting for June 17, 2004 in Minneapolis, Minnesota to discuss a potential transaction between Vishay and SI.

On May 28, 2004, Ralph Crump, SI’s Chairman of the Board, Mr. Spatz, Mr. Beets and Louis Fiere, SI’s global operations manager, met in Beijing, China with the President and Executive Vice President of an Asian supplier of SI. Among the topics discussed at that meeting was whether or not this supplier was interested in making an equity investment in SI. During these discussions, the SI representatives indicated that they believed SI would be willing to sell common stock representing up to 35% of the outstanding common stock for $5.00 per share. The supplier indicated that while it would be interested in purchasing a significant block of stock, it was only interested if the price was no less favorable than the price at which we sold stock in a private placement in 2003 (in which investors purchased shares of SI at $1.78 per share plus warrants). The parties signed a letter of understanding reflecting their positions and that no agreement had been reached. The parties discussed meeting again within the next few months in California to continue these discussions as the supplier’s representatives were planning to visit California on other business.

At a regularly scheduled meeting of the board of directors of SI in Tustin, California on June 10, 2004, the board discussed various long-term strategies for the company, including sale of a significant block of stock to the Asian supplier, the sale of the company to Vishay, and remaining independent without raising capital. Mr. Crump, Mr. Spatz and Mr. Beets reported to the board of directors regarding their meeting with the Asian supplier on May 28, 2004 and the resulting letter of understanding. The board discussed the types of proposals that they might expect from Vishay, the potential structures of a transaction and the potential valuation of the company, but made no final conclusion regarding structure or valuation. The board was advised by Troy & Gould Professional Corporation, which had been retained to advise the Company on any sale of the Company or of stock of the Company, of their fiduciary responsibilities in connection with considering and approving a sale of control of SI.

On June 17, 2004, SI and Vishay held a meeting in Minneapolis, Minnesota to discuss a possible transaction between SI and Vishay. Attending the meeting were Dr. Zandman, Mr. Marc Zandman, Mr. Zilberman and Mr. Kieffer from Vishay and Mr. Crump, Mr. Spatz, Mr. Beets and Mr. Moist from SI. Vishay proposed a transaction in which Vishay would acquire SI’s strain gage related business in an asset sale for $32 million, including the assumption or payoff of SI debt (assumed to be $12 million), and SI would bear “restructuring” costs up to $11 million to be held in escrow. Under this proposal, SI would keep the AeroGo business and at the closing SI would receive $9 million plus the amount by which the SI debt was less than $12 million, and could later receive any escrowed funds not used for restructuring costs.

Following this meeting, Mr. Beets informally updated our board of directors on the discussions at the meeting and Vishay’s proposal. Although SI remained primarily interested in selling the entire company and not just the strain gage related business, the general view of the directors was to continue the discussions. However, based on a review of the structure of the transaction by our tax accountants and counsel, it was determined that an asset sale would likely result in taxable income to SI, making the proposed transaction unattractive as structured as subsequent distributions to the stockholders would also be taxable.

On June 21, 2004, Mr. Moist telephoned Mr. Kieffer to inform him that SI could not agree to a transaction structured as an asset sale.

On June 22, 2004, Mr. Beets, Mr. Spatz and Mr. Moist telephoned Richard Grubb, Vishay’s Chief Financial Officer, to discuss the tax issue. Mr. Grubb responded that he understood the issue and that he believed Vishay would be amenable to purchasing SI stock instead of assets.

On June 24, 2004, our board of directors held a special meeting by teleconference. The board discussed potential deal structures which would result in a single level of taxation. Mr. Crump indicated that the Asian supplier remained interested in a potential investment in SI. The board of directors authorized Mr. Beets to follow up with the supplier and continue discussions on the investment. The board of directors authorized Mr. Spatz and Mr. Beets to pursue negotiating a transaction with Vishay.

Following the meeting and over the next month, Mr. Beets exchanged emails with the President of the Asian supplier attempting to set up a meeting and assisting the supplier in obtaining the necessary visas to come to California for a meeting.

On June 28, 2004, a meeting was held in Ontario, California between representatives of Vishay and SI, including Mr. Marc Zandman and Mr. Zilberman from Vishay and Mr. Beets and Mr. Moist from SI, to discuss the potential transaction, including the feasibility of a stock sale instead of an asset sale. The parties discussed Vishay’s proposed escrow of funds to pay restructuring costs, and in particular what costs would be considered restructuring costs. Mr. Beets and Mr. Moist disagreed with Mr. Marc Zandman and Mr. Zilberman as to what should be considered restructuring costs and the amount of the costs. Mr. Beets and Mr. Moist proposed that SI stockholders should be able to elect to receive either cash or Vishay common stock or both in exchange for their shares of SI. Mr. Zandman indicated that it was unlikely that Vishay would agree to this.

On June 29, 2004, Dr. Zandman telephoned Mr. Spatz and stated that he believed that at the June 28, 2004 meeting Mr. Beets and Mr. Moist had proposed changing several aspects of the proposed transaction that the parties discussed at the meeting in Minneapolis on June 17, 2004 and that such changes were not acceptable to Vishay. Mr. Spatz responded that due to a tax issue for SI the Vishay proposal of an asset sale would not be acceptable. He indicated that he was working with Mr. Beets and Mr. Moist regarding a proposal by SI for a transaction structured as a stock purchase.

On June 30, 2004, Mr. Beets and Mr. Moist delivered a letter to Mr. Zilberman summarizing the discussions at the June 28, 2004 meeting. Mr. Moist and Mr. Beets also made a proposal for a purchase by Vishay of all of the stock of SI for a purchase price of $34 million less the amount of debt of SI that would be assumed or paid off by Vishay at closing (estimated to be $12 million), with any amount under $12 million paid to SI stockholders, less any agreed restructuring costs (estimated by SI to be $2 million). The letter also indicated that SI continued to disagree with Vishay about what constituted restructuring costs and the amount of those costs.

On July 8, 2004, Mr. Marc Zandman and Mr. Zilberman delivered a letter to Mr. Beets referring to the discussions at the June 28, 2004 meeting and the letter of June 30, 2004 from Mr. Beets and Mr. Moist. Vishay’s letter indicated that Vishay would pay $26.5 million for the SI stock, which amount would include the assumption of SI debt. Under this proposal SI stockholders would receive approximately $14.5 million, while under SI’s June 30 proposal SI stockholders would receive approximately $20 million. Vishay pointed out that the gap was due to disagreements over restructuring costs (and in particular, what constituted restructuring costs), evaluation and assessment of future cost savings and the return on investment.

On July 9, 2004, Mr. Beets and Mr. Moist delivered a letter to Mr. Zilberman indicating that they believed that Vishay’s proposal of July 8, 2004 was a substantial departure from the proposal discussed in Minneapolis on June 17, 2004.

On July 10, 2004, Mr. Beets, Mr. Moist, Mr. Zilberman and Mr. Marc Zandman discussed by teleconference a proposal by Mr. Zilberman and Mr. Marc Zandman to arrange a meeting to try to resolve the differences between the parties. Mr. Zilberman and Mr. Marc Zandman agreed to prepare and deliver Vishay’s best offer for the proposed acquisition.

On July 11, 2004, Mr. Zilberman and Mr. Marc Zandman sent an email to Mr. Beets and Mr. Moist proposing a cash purchase price of $17.25 million for the SI stock, reduced by the amount by which SI debt at the closing exceeded $12 million, and the assumption of debt up to $12 million, subject to Vishay confirming the amount of restructuring costs. Under this proposal, SI stockholders would not receive any additional consideration if the SI debt was less than $12 million at the closing.

On July 12, 2004, Mr. Spatz sent Dr. Zandman an email indicating that he was dismayed with the difference in price from SI’s proposal of $34 million to Vishay’s proposal of $29.25 million (inclusive of the assumption of debt). Following the email, Dr. Zandman telephoned Mr. Spatz and explained that the lower price was due to a tax liability that Vishay would incur due to changing the structure of the deal from an asset purchase to a stock purchase.

On July 13, 2004, Mr. Grubb prepared and delivered to Mr. Spatz by facsimile an analysis showing the tax effect to Vishay of a stock purchase versus an asset purchase to partially explain the reduction in the price for the proposed transaction.

On July 14, 2004, the President of the Asian supplier delivered a letter to Mr. Crump requesting a meeting with SI in Tustin, California with regard to its proposed investment in equity of SI.

On July 17, 2004, Dr. Zandman emailed a memorandum to Mr. Spatz indicating that Vishay was not seeking to change the general terms of the transaction between Vishay and SI as discussed on June 17, 2004 in Minneapolis. Dr. Zandman indicated that Vishay’s proposal of $29.25 million was due to changes in the structure requested by SI which had costs to Vishay.

On July 22, 2004, Mr. Spatz delivered a letter to Dr. Zandman in response to Dr. Zandman’s letter of July 17, 2004 proposing a total price of $31.25 million less the debt of SI that would be assumed or paid by Vishay (estimated to be $12 million) and that if the debt was less than $12 million at the closing, the difference would be paid to SI stockholders. This proposal would provide approximately $19.25 million to SI stockholders.

On July 30, 2004, Dr. Zandman responded by letter to Mr. Spatz indicating that Vishay would make a final offer which was the same as the July 11 offer: $17.25 million plus assumption of SI debt up to $12 million, with any overage offset against the amounts to be paid to the SI stockholders.

During the months of July and August 2004, Mr. Beets contacted the four companies in the load cell and industrial scale industry which SI believed, in addition to Vishay, might be interested in acquiring SI. Only one company expressed an interest in discussing a potential transaction with SI, and signed a confidentiality agreement with SI. The chairman of the company and Mr. Beets met on August 3, 2004 in Costa Mesa, California. At the conclusion of this meeting the chairman indicated he would only be interested in purchasing our industrial scale business on a stand alone basis. Mr. Beets responded that the company was not interesting in selling part of its business, and no further discussions were held with this company.

On July 26, 2004, Mr. Beets delivered a formal letter of invitation to the Asian supplier to meet in Tustin, California to continue discussions with respect to a potential equity investment in SI.

On September 2, 2004, Mr. Beets and Mr. Moist accompanied Vishay management, including Mr. Zilberman, to visit SI’s operations in Breda, The Netherlands to see and tour the Breda operation. A working meeting was held the following day in Amsterdam.

On September 13, 2004, Vishay delivered to SI a draft letter of intent for the acquisition of SI. Over the next several weeks the parties and their legal counsel negotiated the letter of intent.

On September 30, 2004, the board of directors of SI held a regularly scheduled meeting in Tustin, California to discuss the terms of the letter of intent. A representative from Troy & Gould was present and reviewed the status and results of negotiations of the proposed business combination and the terms of the letter of intent. The board of directors approved SI entering into a letter of intent substantially in the form presented.

On October 6, 2004, Vishay and SI signed a letter of intent for the acquisition by Vishay of all of the equity of SI in exchange for $17.65 million in cash subject to reduction on a dollar for dollar basis if SI’s outstanding indebtedness exceeded $12 million at the closing. The letter of intent provided that the transaction was subject to satisfactory due diligence by Vishay and approval of SI stockholders. The letter of intent also provided, among other things, that SI would not negotiate a sale or business combination transaction with a person or entity other than Vishay prior to November 20, 2004.

On October 7, 2004, Mr. Beets informed the President of the Asian supplier by telephone that SI would not meet in California with him to discuss an equity investment in SI due to the exclusivity agreement contained in the letter of intent with Vishay.

Following the execution of the letter of intent, Vishay and its legal advisors began conducting due diligence of SI. On November 16, 2004, Vishay delivered the initial draft of the merger agreement. During the next five weeks, the parties and their counsel negotiated the merger agreement.

On November 19, 2004, the parties agreed to extend the exclusivity period contained in the letter of intent to December 11, 2004.

On November 24, 2004, we engaged Roth Capital Partners to perform an evaluation of the fairness of the transaction to the stockholders of SI from a financial point of view.

On December 4, 2004, our board of directors held a special meeting by teleconference to discuss the status of negotiations on the merger agreement and the timing of the transaction. Also present on the call were Mr. Moist and a representative from Troy & Gould. The participants discussed the status of negotiations and the merger agreement.

On December 10, 2004, the parties agreed to extend the exclusivity period contained in the letter of intent to December 31, 2004.

On December 21, 2004, our board of directors held a special meeting at SI’s headquarters in Tustin, California, which was attended by all of the directors, to consider adoption of the merger agreement and approval of the transactions contemplated by the merger agreement. Also present were Mr. Moist and a representative from Troy & Gould. Several days prior to the meeting, each member of SI’s board of directors was provided with substantially final drafts of the merger agreement and related documents as well as supporting materials along with a substantially final draft of the presentation to be made by Roth Capital Partners. At this meeting: (1) Mr. Beets presented a discussion on the history of the negotiations leading up to the proposed transaction with Vishay and the discussions with the Asian supplier; (2) Roth Capital Partners presented its valuation analysis and rendered to our board of directors an oral opinion, confirmed by delivery of a written opinion dated December 20, 2004, to the effect that, as of that date, and based on and subject to the matters described in its opinion, the proposed merger consideration was fair, from a financial point of view, to the SI stockholders; (3) a representative of Troy & Gould reviewed the final forms of the merger agreement and related documents and other legal matters and responded to questions regarding the documents; and (4) our board considered the advisability of the merger, the possibility of alternative transactions at a better price to our stockholders, and whether stockholder value would be enhanced if SI remained independent.

Following these discussions, which lasted approximately five hours, our board of directors unanimously determined that the merger and terms of the merger agreement were advisable, fair to, and in the best interests of SI and its stockholders, unanimously approved the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement and determined to recommend to SI stockholders that they approve the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement.

Following the approvals of the merger and related transactions by their respective boards of directors, Vishay and SI executed the merger agreement on December 22, 2004. Prior to the opening of trading on the New York Stock Exchange and the Nasdaq SmallCap Market on December 23, 2004, Vishay and SI issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

Our board of directors believes that the merger will yield the highest value for our stockholders and is in our best interest and the best interest of our stockholders. Accordingly, our board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that the stockholders vote “FOR” adoption and approval of the merger agreement.

In reaching its decision, our board of directors considered the general current and prospective economic and competitive conditions of the market in which we operate, as well as our historical, existing and prospective business, results of operations and financial condition, and risks associated with not merging or combining with another company. Our board consulted with Mr. Moist regarding these issues and with Troy & Gould Professional Corporation, our outside counsel, regarding the fiduciary duties of the members of our board of directors, legal due diligence matters and the terms and provisions of the merger agreement and related agreements.

In arriving at its decision to approve the merger and merger agreement and to recommend that you adopt and approve the merger agreement, our board of directors considered a number of potentially positive factors in its deliberations, including the following:

•	the consideration to our stockholders and the other terms and conditions of the merger agreement resulted from active, arm’s-length negotiations with Vishay, and, in the opinion of our board of directors, the consideration to be paid to our stockholders represented the highest consideration Vishay was willing to pay and the highest per share value reasonably attainable on the date of signing of the merger agreement;

•	the SI stockholders will be able to liquidate their investment in our common stock at a premium of $1.32 (49%) over the closing price on the last trading day before the announcement of signing of the letter of intent, a premium of $1.25 (45%) over the average closing price of our common stock for the previous three months, and a premium of $1.21 (43%) over the average closing price of our common stock for the previous six months;

•	as of the dates of execution of the letter of intent and the merger agreement, there were not pending any other offers or proposals to acquire, or discussions with any person other than Vishay concerning the acquisition of, all or any part of SI, notwithstanding our efforts to interest other potential strategic buyers during the summer of 2004 and the public announcement of the letter of intent on October 6, 2004;

•	Vishay will acquire the whole company, not just part of the company or some of our assets;

•	the risks of continuing independently, including: (1) that we will need to refinance our principal credit facility, which became due January 2, 2005, but was extended following announcement of the merger to April 1, 2005, (2) increasing competition from low cost manufacturers and suppliers in China, India and other countries with low labor costs putting increasing downward pricing pressure on our products, and (3) greater consolidation in the industry, leaving few opportunities for growth by acquisition;

•	while during 2004 we had discussed with an Asian supplier a possible significant equity investment in SI, such discussions were at best proceeding extremely slowly and, based on these discussions, the supplier wanted to acquire sufficient shares to be our largest, and potentially controlling, stockholder, at a per share price of not more than $1.78, a price our board believed far too low;

•	the merger consideration to be paid to our stockholders is cash, which provides certainty of value to our stockholders, compared to a transaction involving stock consideration or a mixture of cash and stock;

•	Vishay appears to have the financial resources to complete the merger;

•	the presentations and written opinion of Roth Capital Partners, to the effect that, as of the date of such opinion, and based on and subject to certain assumptions, limitations and qualifications set forth therein, the consideration to be paid to our stockholders is fair to our stockholders from a financial point of view (the full text of the written opinion setting forth the assumptions made, matters considered and limitations in connection with the opinion, is attached as Annex C to this proxy statement; stockholders are urged to read this opinion in its entirety);

•

the terms and conditions of the merger agreement, including the fact that we can provide information to, engage in negotiations with and consider a written proposal from other parties, and potentially enter into a transaction with a third party, in connection with an unsolicited written proposal, if our board of directors in good faith determines that it is reasonably likely that such written proposal will constitute a superior proposal and that the failure to provide information to, engage in negotiations with and consider such written proposal would reasonably be expected to constitute a breach by our board of directors of its fiduciary duties, subject to specified conditions, including paying a termination fee to Vishay of $750,000 plus expenses up to $250,000 if we accept or recommend such superior proposal; and

•	the approval and adoption of the merger agreement will require the affirmative vote of the holders of a majority of all outstanding shares of our common stock and the availability of rights of appraisal under the laws of the State of Delaware to our stockholders who dissent to the merger and perfect their appraisal rights.

Our board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

•	we will no longer exist as an independent company, and our stockholders will no longer participate in our growth or benefit from any future increase in the value of SI resulting from the merger;

•	under the terms of the merger agreement we cannot solicit other acquisition proposals, and we must pay to Vishay a termination fee of $750,000 plus expenses up to $250,000 if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if we exercise our right to terminate the merger agreement and enter into an agreement that constitutes a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the gains from an all-cash transaction will be taxable to our stockholders for U.S. federal income tax purposes;

•	the possibility that all conditions to the parties’ obligations to complete the merger will not be satisfied and the merger will not be completed and the subsequent potentially negative impact on our revenues, sales, earnings, operating results, financial condition, business and stock price (see “The Merger Agreement—Conditions to the Merger”);

•	under the terms of the merger agreement, we agreed that between the date of the merger agreement and the consummation of the merger we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we will not take a number of actions related to the conduct of our business without the prior consent of Vishay; and

•	if the merger is not completed, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, and we will have incurred substantial transaction costs in connection with the transaction which would negatively impact our operating results.

Additionally, our board of directors considered the interests of our directors and executive officers in the merger (see “—Interests of Our Directors and Executive Officers in the Merger”). While our board considered these potential benefits in their deliberations, these items did not adversely affect their evaluation or recommendation of the proposed merger because these types of benefits are customary in similar business consolidation transactions.

The preceding descriptions are not intended to be exhaustive but they include the material factors that our board of directors considered. In view of the variety of factors and the complexity and amount of information considered, our board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board of directors may have given weight to different factors. However, our board of directors approved the merger and the merger agreement in light of the potentially negative factors and determined that the potentially negative factors did not outweigh the benefits of the merger to us and our stockholders.

Opinion of Financial Advisor

We retained Roth Capital Partners, LLC to render an opinion as to the fairness, from a financial point of view, of the $4.00 per share cash consideration to be paid to the holders of our common stock in connection with the proposed merger with Vishay.

At a meeting of SI’s board of directors held on December 21, 2004, at which the SI board of directors considered and approved the merger agreement and the merger, Roth Capital Partners rendered its oral opinion and written opinion, dated as of December 20, 2004 that, as of such date and based upon and subject to the matters reviewed with SI’s board of directors and the assumptions and limitations contained in Roth Capital Partners’ opinion, the $4.00 per share in cash to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

The description of Roth Capital Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex C. SI stockholders are urged to read Roth Capital Partners’ opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Roth Capital Partners in connection therewith. Roth Capital Partners’ opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Roth Capital Partners, including information with respect to the number and related terms of options, warrants, shares of preferred stock and shares of common stock currently outstanding for SI, as of the date of Roth Capital Partners’ opinion. Roth Capital Partners assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Roth Capital Partners’ opinion. Roth Capital Partners’ opinion is intended for the benefit and use of the board of directors of SI in connection with its consideration of the merger and does not constitute a recommendation to the board of directors of SI or any holders of SI common stock as to how to vote in connection with the merger. Roth Capital Partners’ opinion did not address SI’s underlying decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might have existed for SI or the effects of any other transaction in which SI might have engaged.

Roth Capital Partners has reviewed the following disclosure regarding its opinion and has consented to and approved all references to “Roth Capital Partners” and its opinion in this proxy statement.

In the course of performing their review and analyses for rendering their opinion, Roth Capital Partners:

•	reviewed the draft, dated December 15, 2004, of the Agreement and Plan of Merger by and Among Vishay Intertechnology, Inc., Vishay SI Technologies, Inc., and SI Technologies (which is substantially in the form of the final merger agreement);

•	reviewed the executed letter of intent dated October 6, 2004 between Vishay and SI, and the Addendums dated November 19, 2004 and December 10, 2004;

•	reviewed the internally prepared financial and operating information with respect to the business, operations and prospects of SI furnished to Roth Capital Partners by SI’s management, including, without limitation, the consolidated forecasted financial statements for the fiscal year ending July 31, 2005 and SI’s separate divisional forecasted income statements and balance sheets for the fiscal year ending July 31, 2006 (the “SI Projections”);

•	reviewed SI’s audited financial statements for the fiscal years ended July 31, 2000, 2001, 2002, 2003 and 2004, and Form 10-Q for the three months ended October 31, 2004;

•	met with members of SI’s senior management to discuss SI’s business, operations, historical financial results, future prospects and the SI Projections;

•	reviewed the historical prices, trading multiples and trading volume of the shares of SI common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Roth Capital Partners deemed generally comparable to SI;

•	reviewed the terms of recent mergers and acquisitions of companies which Roth Capital Partners deemed generally comparable to SI and the merger;

•	performed a capitalization of earnings and discounted cash flow analyses based on the SI Projections; and

•	conducted such other studies, analyses, inquiries and investigations as Roth Capital Partners deemed appropriate.

Roth Capital Partners relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided by SI, including, without limitation, the SI Projections. With respect to the SI Projections, Roth Capital Partners relied on representations by SI that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of SI as to the expected future performance of SI. Roth Capital Partners did not assume any responsibility for the independent verification of any such information or of the SI Projections, provided to Roth Capital Partners, and Roth Capital Partners further relied upon the assurances of the senior management of SI that they are unaware of any facts that would make such information, the SI Projections, provided to Roth Capital Partners incomplete or misleading. In addition, Roth Capital Partners has not assumed any responsibility for the independent verification of any such information or of the SI Projections provided to Roth Capital Partners, and Roth Capital Partners further relied upon the assurances of the senior management of SI that they were unaware of any facts that would make the information or the SI Projections provided to Roth Capital Partners incomplete or misleading.

In arriving at their opinion, Roth Capital Partners did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of SI, nor was Roth Capital Partners furnished with any such appraisals. Roth Capital Partners also assumed that the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on SI. Roth Capital Partners did not act as a financial advisor to SI in connection with the merger, and will not receive a fee contingent on consummation of the merger. In the ordinary course of business, Roth Capital Partners and its affiliates may actively trade the equity of SI for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

Summary of Financial Analyses by Roth Capital Partners

The following is a summary of the material financial analyses performed by Roth Capital Partners in connection with the rendering of their fairness opinion to the our board of directors. To the extent that the financial analyses set forth below make assumptions about our business, there is no assurance that our products will achieve the assumed market acceptance or compete successfully against other similar industrial measurement and automation products.

Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Roth Capital Partners’ financial analyses, the tables must be read together with the text of the summary. The tables alone are not a complete description of the financial analyses. Considering the tables alone could create a misleading or incomplete view of Roth Capital Partners’ financial analyses.

Valuation. Roth Capital Partners performed analyses of comparable public companies, precedent transactions and a capitalization of earnings in conjunction with a discounted cash flow analysis, to arrive at a range of enterprise and equity valuation estimates for SI. From the range of equity values derived under the following analyses, Roth Capital Partners also considered what these equity values might be if SI’s debt at the closing of the merger was $2,000,000 less than it was as of October 31, 2004. The following table illustrates the range of valuations under each methodology used by Roth Capital Partners:

	High	Medium	Mean	Low
Comparable Public Company
Range of enterprise values for SI	$111,440	$33,217	$37,221	$15,345
SI Debt as of 10-31-04	(9,887)	(9,887)	(9,887)	(9,887)
SI Cash as of 10-31-04	188	188	188	188

Range of equity values for SI	101,741	23,518	27,522	5,646
Possible debt reduction	2,000	2,000	2,000	2,000

Modified range of equity values	$103,741	$25,518	$29,522	$7,646

Precedent Transactions
Range of enterprise values for SI	$32,353	$23,463	$23,034	$8,220
SI Debt as of 10-31-04	(9,887)	(9,887)	(9,887)	(9,887)
SI Cash as of 10-31-04	188	188	188	188

Range of equity values for SI	22,654	13,764	13,335	(1,479)
Possible debt reduction	2,000	2,000	2,000	2,000

Modified range of equity values	$24,654	$15,764	$15,335	$521

Capitalization of Earnings
Range of enterprise values for SI	$32,244	$18,440	$20,070	$13,435
SI Debt as of 10-31-04	(9,887)	(9,887)	(9,887)	(9,887)
SI Cash as of 10-31-04	188	188	188	188

Range of equity values for SI	22,545	8,741	10,371	3,736
Possible debt reduction	2,000	2,000	2,000	2,000

Modified range of equity values	$24,545	$10,741	$12,371	$5,736

Comparable Public Company Analysis. Roth Capital Partners performed a comparable public company analysis based on various financial multiples of select public companies in the industrial measurement industry which Roth Capital Partners believes are generally comparable. In performing this analysis, Roth Capital Partners reviewed certain financial information relating to SI and compared such information to the corresponding financial information of other publicly traded industrial measurement companies that operate comparable businesses to SI and which Roth Capital Partners deemed to be generally comparable to SI.

Roth Capital Partners compared the historical and projected financial performance and the resulting multiples as of December 20, 2004 of SI and the resulting multiples of SI implied by the merger consideration to five publicly traded industrial measurement companies which it deemed generally comparable to SI. Such comparable companies consisted of:

•	Bonso Electronics International, Inc.

•	Measurement Specialties, Inc.

•	Mettler-Toledo International, Inc.

•	MKS Instruments, Inc.

•	Vishay Intertechnology, Inc.

Using publicly available information and market data as of December 20, 2004 for SI and the comparable public companies, and information based on management’s estimates for SI, Roth Capital Partners calculated the following range of multiples for the above public comparable companies:

	High		Median		Mean		Low
	TTM	2005E	TTM	2005E	TTM	2005E	TTM	2005
Enterprise Value/EBITDA
Comparable Public Companies	23.5x	25.0x	9.4x	15.3x	11.6x	15.6x	6.2x	6.7x
SI based on Transaction	11.0x	6.1x	11.0x	6.1x	11.0x	6.1x	11.0x	6.1x

Equity Value/Net Income
Comparable Public Companies	23.5x	33.8x	22.1x	21.8x	19.8x	22.2x	14.6x	13.8x
SI based on Transaction	28.9x	9.1x	28.9x	9.1x	28.9x	9.1x	28.9x	9.1x

“Equity Value” is defined as equity value based on the fully diluted shares outstanding and the closing share price as of December 20, 2004. “Enterprise Value” is calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt, any minority interest and preferred stock. “SI based on Transaction” is defined as SI’s equity value and enterprise value implied by the amount of the merger consideration.

Roth Capital Partners noted that none of the comparable companies were identical to SI and that, accordingly, any analysis of the comparable companies involved complex considerations and judgments concerning differences in industry and individual company dynamics, financial and operating characteristics and various other factors that would necessarily affect the transactions multiples in the merger as compared to the multiples for the comparable companies.

Select Precedent Industrial Measurement Transactions Analysis. Roth Capital Partners performed select precedent transactions analyses based on transaction values expressed as multiples of various financial measures in selected transactions. Using publicly available information, Roth Capital Partners reviewed and analyzed certain financial and operating data relating to the following selected transactions involving companies in the industrial measurement industry that operate comparable businesses to SI:

Precedent Transactions

Target	Acquiror	Date Announced
Spectra-Physics AB	Thermo Instrument Systems, Inc	01/07/99
Hitec ASA	National-Oilwell, Inc.	10/10/99
ONIX Systems, Inc.	Thermo Instrument Systems, Inc.	02/11/03
Thermo Sentron, Inc.	Thermedics	01/31/00
Management Investment & Tech	Chinney Alliance Group, LTD	03/11/00
Staveley Industries, PLC	Guinness Peat Group, PLC	08/23/00
Integrated Measurement Systems	Credence Systems Corp.	11/19/04
Sokkia Company, LTD	Phoenix Capital Company, LTD	11/19/04

Roth Capital Partners calculated the following multiples for the selected precedent industrial measurement transactions in its analysis:

Precedent Transaction Multiples

	High	Median	Mean	Low
Enterprise Value/ TTM EBITDA:
Comparable Public Companies	13.0x	9.4x	9.2x	3.3x
SI based on Transaction	11.0x	11.0x	11.0x	11.0x

“Enterprise Value/TTM EBITDA” is a company’s EBITDA for the last twelve months prior to the announcement of the transaction.

Roth Capital Partners noted that none of the precedent transactions were identical to the acquisition of SI and that, accordingly, any analysis of the precedent transactions necessarily involved complex considerations and judgments concerning differences in industry and individual company dynamics, stock market valuation parameters, financial and operating characteristics and various other factors that would necessarily affect the transactions’ multiples in the merger as compared to the multiples for the precedent transactions.

Roth Capital Partners also looked at the premiums paid for each target’s stock based on its closing price one day, one week and four weeks prior to the announcement and compared these premiums, or discounts in some situations, to the premium being paid by Vishay Intertechnology, Inc. for SI’s stock for the same periods. Furthermore, Roth Capital Partners extended its search to include all publicly announced deals year-to-date and for the last three years. They excluded any deals where there was a discount based on the target’s closing price one day before the announcement.

The following table represents the premiums paid for the target’s stock used in the Precedent Transactions method:

	Low	Mean	High	SI based on Transaction
Premium one day prior to announcement date	-56.2	0.7	58.5	48.7
Premium one week prior to announcement date	-56.6	7.7	67.5	40.3
Premium four weeks prior to announcement date	-52.6	18.3	79.8	35.1

The following table represents the mean and trim mean premiums paid in the market as a whole year-to-date and for the last three years:

	2001	2002	2003	YTD	SI based on Transaction
	Mean
Premium one day prior to announcement	42.8	54.5	42.8	28.4	48.7
Premium one week prior to announcement	49.1	61.0	43.1	29.8	40.3
Premium four weeks prior to announcement	56.5	76.0	49.7	33.5	35.1

	Trim Mean @ 20%
Premium one day prior to announcement date	38.0	42.0	31.5	23.7	48.7
Premium one week prior to announcement date	43.7	46.3	34.0	25.4	40.3
Premium four weeks prior to announcement	50.4	48.8	39.4	28.2	35.1

Capitalization of Earnings Analysis. Management only provided Roth Capital Partners with forecasted financial statements for the fiscal year ending July 31, 2005 and divisional forecasted statements for the fiscal year ending July 31, 2006. Generally, the Discounted Cash Flow Method is recognized to be the best method to use if available, but usually requires at least five years of forecasted financial statements. The Capitalization of Earnings or cash flows uses a single period’s historical normalized debt free net cash flows (“DFNCF”) and divides it by a capitalization rate which is a calculated discount rate, less an appropriate growth rate. Usually, historical earnings or DFNCF are either averaged or weighted for the five previous years in order to calculate a single period’s DFNCF to capitalize. Roth Capital Partners normalized our previous five year historical income and cash flow statements to derive a single period’s DFNCF, but took a conservative approach and used management’s estimated DFNCF for 2005 of $3.2 million as the base year. A capitalization rate of 18.5% was calculated based on an after-tax discount rate, or weighted-average cost of capital (“WACC”), of 23.5%, derived from the select comparable public companies WACC and an appropriate size premium, less a 5% growth rate, to arrive at an estimated enterprise value of $17.5 million.

Roth Capital Partners performed a sensitivity analysis on the capitalization of earnings analysis by applying a various range of discount rates less growth rates, to the estimated DFNCF for 2005. The growth estimates for

DFNCF used ranged from 1.0%, to 8.0%. We have experienced negative debt free net cash flow growth over the five year period ended July 31, 2004 and are forecasting 6.6% growth in debt free net cash flows for the fiscal year ending July 31, 2005. Roth Capital Partners also used a range of discount rates, ranging from 14.0% to 30.0%. Based on the foregoing ranges of DFNCF growth estimates and discount rates, the sensitivity analysis indicated a range of enterprise values as follows:

Discount	Growth Rate
Rate	1%	2%	3%	4%	5%	6%	7%	8%
14.0%	24,803	26,870	29,313	32,244	35,826	40,305	46,063	53,740
16.0%	21,496	23,031	24,803	26,870	29,313	32,244	35,826	40,305
18.0%	18,967	20,152	21,496	23,031	24,803	26,870	29,313	32,244
20.0%	16,970	17,913	18,967	20,152	21,496	23,031	24,803	26,870
22.0%	15,345	16,122	16,970	17,913	18,967	20,152	21,496	23,031
24.0%	14,019	14,656	15,354	16,122	16,970	17,913	18,967	20,152
26.0%	12,898	13,435	14,019	14,656	15,354	16,122	16,970	17,913
28.0%	11,942	12,401	12,898	13,435	14,019	14,656	15,354	16,122
30.0%	11,119	11,516	11,942	12,401	12,898	13,435	14,019	14,656

Roth Capital Partners also looked at what rate our DFNCF would need to grow each year in order to arrive at the same Enterprise Value placed on SI by Vishay. Roth Capital Partners accomplished this by growing our DFNCF by 11.7% per annum from our forecasted 2005 DFNCF through 2009. Roth Capital Partners then discounted these DFNCF by the same discount rate, 23.5%, previously used in calculating the capitalization rate. Furthermore, Roth Capital Partners changed the discount rate to 13.1% and used the same growth rate, 5.0%, used in calculating the capitalization rate. Under both scenarios, Roth Capital Partners used the Growth in Perpetuity Approach for valuing the terminal values.

Growth Rate Sensitivity			For The Fiscal Years Ending July 31,
			2005	2006	2007	2008	2009	Terminal Year
Debt-Free Net Cash Flow (DFNCF)			$3,224	$3,601	$4,022	$4,492	$5,017	$5,017
DFNCF Growth Rate				11.7%	11.7%	11.7%	11.7%
Terminal Value								47,526
Discount Rate	23.5%
PV - Cash Flows & Terminal Value			2,611	2,362	2,136	1,932	1,748	16,558
Perpetual Growth Rate	11.7%
Sum of Present Value of Cash Flows		$10,790
Plus: Present Value of Terminal Value		16,558

SI Enterprise Value		$27,349

Discount Rate Sensitivity			For The Fiscal Years Ending July 31,
			2005	2006	2007	2008	2009	Terminal Year
Debt-Free Net Cash Flow (DFNCF)			$3,224	$3,386	$3,555	$3,733	$3,919	$3,919
DFNCF Growth Rate				5.0%	5.0%	5.0%	5.0%
Terminal Value								50,680
Discount Rate	13.1%
PV - Cash Flows & Terminal Value			2,611	2,221	1,888	1,606	1,365	17,657
Perpetual Growth Rate	5.0%
Sum of Present Value of Cash Flows		$9,692
Plus: Present Value of Terminal Value		17,657

SI Enterprise Value		$27,349

Miscellaneous

In connection with rendering their opinion, Roth Capital Partners performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Roth Capital Partners arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Roth Capital Partners in connection with its opinion operated collectively to support its determination as to the fairness to SI of the merger consideration. Accordingly, notwithstanding the analyses summarized above, Roth Capital Partners believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Roth Capital Partners opinion.

In performing their analyses, Roth Capital Partners considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of SI. The analyses performed by Roth Capital Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Roth Capital Partners did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the analysis of comparable companies and the analysis of selected precedent transactions summarized above, no public company utilized as a comparison is identical to SI and no transaction is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of SI and the companies to which it was compared.

The type and amount of consideration payable in the merger were determined through negotiations between SI and Vishay Intertechnology, Inc. and was approved by the SI board of directors. The decision to enter into the merger agreement was solely that of the SI board of directors. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Roth Capital Partners opinion was just one of the many factors taken into consideration by our board of directors. Consequently, Roth Capital Partners’ analysis should not be viewed as determinative of the decision of our board of directors with respect to the fairness of the merger consideration.

Roth Capital Partners is a regional investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and other purposes.

Roth Capital Partners was selected by the SI board of directors to render a fairness opinion because of its expertise and reputation in investment banking and mergers and acquisitions. SI and Roth Capital Partners entered into a letter agreement, dated as of November 24, 2004, under which SI agreed to pay Roth Capital Partners a total fee of $75,000 for its opinion, which fee has not been paid. SI also agreed to reimburse Roth Capital Partners for certain out-of-pocket expenses incurred in connection with the engagement up to $5,000. In addition, SI agreed to indemnify Roth Capital Partners against certain liabilities, including liabilities under the federal securities law, relating to or arising out of its engagement.

Recommendation of Our Board of Directors

At a meeting of our board of directors held on December 21, 2004, at which all of our directors were present, our board of directors unanimously concluded that the terms and provisions of the merger agreement were advisable and fair to and in the best interests of SI and our stockholders. The board members unanimously approved the merger agreement, declared the merger advisable and recommended that our stockholders adopt and approve the merger agreement.

Our board of directors unanimously recommends that our stockholders vote

“FOR” the proposal to adopt and approve the merger agreement.

Interests of Our Directors and Executive Officers in the Merger

When considering the recommendation of our board of directors in favor of the merger and the merger agreement, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to our directors and executive officers that are not available to stockholders generally. These benefits are described below. You should take these benefits into account in deciding whether to vote for adoption and approval of the merger agreement.

Our board of directors was aware of, and considered the interests of, our directors and executive officers and the potential conflicts arising from such interests during its deliberations of the merits of the merger and in approving the merger agreement and the merger.

Severance Arrangements under Change of Control Agreements. SI entered into a change of control agreement with Marvin Moist, our President and Chief Executive Officer, on September 10, 2004. The change of control agreement provides that if Mr. Moist’s employment with SI terminates within one year following a change of control either by SI other than for death, disability or cause or by Mr. Moist for good reason, Mr. Moist is entitled to six months continued salary, or $75,000, as well as continuation of certain health and insurance benefits for six months. The merger would constitute a “change of control” of SI for purposes of the change of control agreement. Under the change of control agreement Mr. Moist is subject to a general non-competition provision for six months.

In addition, we entered into change of control agreements with six other key employees who may receive up to $225,750 in the aggregate under the same conditions as Mr. Moist. These change of control agreements provide for the same continuation of salary and benefits, except that certain of the key employees may only receive four months continued salary and benefits, and the non-competition period would only extend for four months.

Indemnification of Directors and Executive Officers and Insurance. The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the merger that exist in favor of our directors and executive officers as provided in our certificate of incorporation, bylaws and any of our indemnification or other agreements in effect as of the date of the merger agreement will continue in full force and effect after the merger in accordance with their terms. Vishay has agreed to, or to cause SI, as the surviving corporation in the merger, to, fulfill and honor in all respects those obligations for a period of at least six years from the effective time of the merger. The merger agreement further provides that after the merger, Vishay will, or will cause SI to, maintain, for a period of not less than six years, directors’ and officers’ liability insurance covering acts or omissions occurring prior to the merger covering our current officers and directors, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. However, Vishay will not be required to pay an annual premium for such insurance that exceeds 150% of the annual premium that we currently pay for such insurance. Alternatively SI may purchase a tail policy to be effective as of the consummation of the merger at a price not to exceed $120,000.

Stockholder Agreements. Pursuant to stockholder agreements, certain of our directors and certain of their spouses who own SI common stock have agreed to vote their shares of SI common stock in favor of the merger agreement. See “The Stockholder Agreements.”

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences to our stockholders relating to the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” applicable Treasury Regulations, rulings and pronouncements of the Internal Revenue Service, or the “IRS,” reports of congressional committees, judicial decisions and current administrative rulings, all as in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein, and there is no assurance that the IRS or a court would agree with the conclusions set forth in this discussion.

This summary does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including any exercise of SI stock options or warrants or the acquisition or disposition of shares of SI common stock other than pursuant to the merger. In addition, it does not address all aspects of federal income taxation that may affect particular SI stockholders in light of their particular circumstances, including: dealers in securities, insurance companies, persons who are not U.S. persons for U.S. federal income tax purposes, financial institutions, tax-exempt entities, pension or other employment plans, real estate investment trusts, estates, trusts, regulated investment companies, stockholders holding SI common stock as part of a “straddle,” “hedge,” or conversion transaction, stockholders holding shares through partnerships or pass-through entities, stockholders holding SI common stock that constitutes qualified small business stock for purposes of Section 1202 of the Code, stockholders who are subject to the federal alternative minimum tax, or stockholders who acquired their SI common stock pursuant to the exercise of a stock option or otherwise as compensation.

The following summary also does not address consequences to holders of SI stock options or warrants.

Treatment of Holders of Common Stock

The conversion of SI common stock into the right to receive cash in the merger will be a taxable transaction. Generally, this means that our stockholders will recognize capital gain or loss equal to the difference between (1) the amount of cash such stockholder receives in the merger and (2) such stockholder’s adjusted tax basis in the SI common stock (which is usually such stockholder’s original cost for the stock). For this purpose, our stockholders who acquired different blocks of SI common stock at different times for different prices must calculate gain or loss separately for each identifiable block of SI common stock surrendered in the exchange.

This gain or loss will be long-term capital gain or loss if the holder has held the SI common stock for more than one year as of the effective time of the merger and the holder holds the shares of SI common stock as a “capital asset.” Under current law, long-term capital gains of stockholders who are individuals, trusts and estates are subject to a maximum federal income tax rate of 15%, whereas the maximum federal income tax rate on ordinary income and short-term capital gains (that is, gain on capital assets held for not more than one year) of an individual is currently 35% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder’s ordinary income only up to a maximum annual amount of $3,000, and non-corporate stockholders may carry forward unused capital losses. A corporate stockholder can deduct capital losses only to the extent of its capital gains; unused capital losses may be carried back three years and forward five years.

Information Reporting and Backup Withholding

A stockholder may be subject to information reporting and “backup withholding” with respect to certain “reportable payments,” including taxable proceeds received in exchange for the stockholder’s SI common stock in the merger. The current backup withholding rate is 28%. Backup withholding will generally not apply, however, to a stockholder who is a U.S. person for U.S. federal income tax purposes, and who furnishes the paying agent with a correct taxpayer identification number on Form W-9 or an acceptable substitute form (and who does not subsequently become subject to backup withholding). Certain persons are exempt from information reporting and backup withholding, such as corporations. In addition, certain foreign persons such as certain nonresident aliens may establish an exemption from information reporting and backup withholding by delivering the proper version of Form W-8 or an acceptable substitute form. Each stockholder and, if applicable, each other payee should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a stockholder under the backup withholding rules generally will be allowed as a credit against such stockholder’s U.S. federal income tax liability.

This discussion is necessarily only a general discussion, and a wide variety of distinct circumstances of individual taxpayers may lead to federal income tax consequences different from those discussed above. Some of the broad types of such distinct individual circumstances may include:

•	being one of the particular types of stockholders identified above to which special rules may apply, such as stockholders that are insurance companies and tax-exempt organizations;

•	being a taxpayer for whom specific advance planning may be appropriate prior to the merger, in light of individual family, economic, or income circumstances; for example, a stockholder contemplating any of a variety of donative transfers of SI common stock prior to the merger or a stockholder whose estimated tax payments may be affected by the receipt of cash in the merger; and

•	other particular federal income tax attributes, such as expiring net operating losses, capital loss carryforwards or excess charitable contributions.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE MERGER, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION. THIS SUMMARY DOES NOT COVER POSSIBLY RELEVANT FEDERAL TAXES OTHER THAN INCOME TAXES, SUCH AS GIFT TAXES.

Certain Effects of the Merger

If the merger is consummated, our stockholders will no longer have any interest in, and will not be stockholders of, SI. At the effective time of the merger, SI will become a wholly owned subsidiary of Vishay, and SI stockholders will no longer benefit from any of SI’s future earnings or growth or from any increases in SI’s value and will no longer bear the risk of any decreases in SI’s value. Instead, at the effective time of the merger, the SI common stock (other than the shares held by stockholders who perfect their appraisal rights or shares held of record by Vishay, Merger Sub and their affiliates) will be converted into and become only the right to receive the cash merger consideration.

Following consummation of the merger, SI common stock will be delisted from the Nasdaq SmallCap Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will serve until their resignation, removal or their successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the effective time of the merger will be the initial officers of the surviving corporation and will serve until their resignation, removal or their successors are duly elected or appointed and qualified.

Conduct of Our Business if the Merger is Not Consummated

If the merger is not consummated, our board of directors expects that our business will be operated in a manner substantially the same as currently operated.

APPRAISAL RIGHTS

If the merger agreement is approved by the SI stockholders and the merger is not abandoned or terminated, holders of SI common stock who did not vote in favor of the proposal may have the right to demand in cash the fair value of all (but not less than all) of their SI shares instead of receiving the merger consideration contemplated by the merger agreement. Holders of options or warrants to purchase SI stock are not entitled to appraisal rights with respect to such options and warrants. Shares of SI common stock will not be exchanged for $4.00 per share if the holder of the shares validly exercises and perfects statutory appraisal rights with respect to such SI shares by complying with Section 262 of the Delaware General Corporation Law, or the DGCL, a copy of which is attached to this proxy statement as Annex D. When and if the holder of such SI shares withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, such shares will be automatically converted into the right to receive $4.00 per share on the same basis as all other SI shares of common stock.

A summary of Delaware law regarding dissenting stockholders’ appraisal rights is provided below. However, in view of the complexity of the law relating to appraisal rights, SI stockholders considering objecting to the merger are urged to consult their own legal counsel.

Appraisal Rights Procedures

If you are a SI stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the DGCL. Section 262 requires the following:

You Must Make a Written Demand for Appraisal. You must deliver a written demand for appraisal to SI before the vote on the merger agreement is taken at the Special Meeting. This written demand for appraisal must be provided to SI separately from your proxy. In other words, a vote against the merger agreement will not alone constitute a valid demand for appraisal. Additionally, this written demand must reasonably inform SI of your identity and of your intention to demand the appraisal of your shares of SI stock.

A written demand for appraisal of SI stock is effective only if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder’s name appears on his/her/its stock certificate(s). If you are the beneficial owner of SI stock, but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

If you own SI stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own SI stock together with one or more persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose the identity of the stockholder of record and the fact that the agent is signing the demand as that stockholder’s agent.

If you are a SI stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to:

SI Technologies, Inc.

14192 Franklin Avenue

Tustin, California 92780

Attention: Secretary

It is important that SI receive all written demands for appraisal before the vote concerning the merger agreement is taken at the Special Meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder’s shares.

If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.

You Must Refrain from Voting for Adoption and Approval of the Merger Agreement. You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You will also terminate your right to appraisal if you return a signed proxy and (1) fail to vote against adoption and approval of the merger agreement or (2) fail to note that you are abstaining from voting on the merger agreement. In such event, your appraisal rights will be terminated even if you previously filed a written demand for appraisal.

You Must Continuously Hold Your SI Shares. You must continuously hold your shares of SI stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of SI stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal in respect of those shares.

Written Notice. Within ten days after the effective date of the merger, SI must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262 of the DGCL.

Petition with the Chancery Court. Within 120 days after the effective date of the merger, either SI or any SI stockholder who has complied with the conditions of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of common stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the chancery court. SI has no intention at this time to file such a petition. Because SI has no obligation to file such a petition, if no SI stockholder files such a petition within 120 days after the effective date of the merger, you will lose your rights of appraisal.

Withdrawal of Demand. If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. You may also withdraw your demand for appraisal rights after 60 days after the effective date of the merger, but only with the written consent of SI. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement in respect of your shares of SI common stock.

Request for Appraisal Rights Statement. If you have complied with the conditions of Section 262 of the DGCL, you are entitled to receive a statement from SI. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to SI within 120 days after the effective date of the merger. After the merger, SI has 10 days after receiving your request to mail the statement to you.

Chancery Court Procedures. If you properly file a petition for appraisal in the chancery court and deliver a copy to SI, SI will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with SI as to the value of their shares. The chancery court will then send notice to all of the stockholders who have demanded appraisal rights. If the chancery court thinks it is appropriate, it has the power to conduct a hearing to determine whether you have fully complied with Section 262 of the DGCL and whether you are entitled to appraisal rights under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court’s directions, you may be dismissed from the proceeding.

Appraisal of Shares. After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct SI to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct SI to pay interest, simple or compound, on that value if the chancery court determines that the payment of interest is appropriate. In order to receive the fair value of your shares, you must then surrender your SI stock certificates to SI.

The chancery court could determine that the fair value of your shares of SI stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement. You should also be aware that an opinion of an investment banking firm that the merger consideration is fair from a financial point of view is not an opinion that the merger consideration is fair for purposes of Section 262 of the DGCL.

Costs and Expenses of Appraisal Proceeding. The costs and expenses of the appraisal proceeding may be assessed against SI and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of interest, if any, SI should pay on the value of common stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

Loss of Stockholder’s Rights. If you demand appraisal rights, from and after the effective date of the merger you will not (unless you properly withdraw your demand for appraisal) be entitled to:

•	vote, for any purpose, your shares of SI stock for which you have demanded appraisal rights;

•	receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

•	receive the payment of the merger consideration provided for in the merger agreement.

If no petition for an appraisal is filed in the chancery court within 120 days after the effective date of the merger, your right to an appraisal will cease. You may withdraw your demand for appraisal and accept the merger consideration by delivering to SI a written withdrawal of your demand, except that (1) any attempt to withdraw your demand for appraisal made more than 60 days after the effective date of the merger will require the written approval of SI, and (2) an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves such dismissal.

Failure by any stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. This summary does not purport to be complete. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement and the other annexes carefully and in their entirety.

Structure of the Merger

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Vishay and a party to the merger agreement, will merge with and into SI. SI will continue as the surviving corporation and a wholly owned subsidiary of Vishay.

Merger Consideration

Upon completion of the merger, each issued and outstanding share of SI common stock, other than shares held of record by stockholders who perfect their appraisal rights, will be automatically converted into the right to receive $4.00 in cash, without interest and subject to applicable withholding. Upon completion of the merger, no shares of SI common stock will remain outstanding, and all such shares and rights will automatically be canceled and will cease to exist. Therefore, at the effective time of the merger, holders of SI common stock will have no rights with respect to those shares except for the right to surrender the share certificates for merger consideration (or, if they have not voted in favor of the merger, to exercise appraisal rights).

Conversion of Shares; Procedures for Exchange of Certificates

Your right to receive $4.00 per share of SI common stock, in cash, without interest, will occur automatically upon completion of the merger. Prior to the effective time of the merger, Vishay will enter into an agreement with a bank or trust company selected by Vishay to act as paying agent under the merger agreement. Vishay will deposit with the paying agent cash in an amount sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of SI common stock.

Promptly after the effective time of the merger, the paying agent will mail to each record holder of SI common stock, other than stockholders who perfected their appraisal rights, a letter of transmittal and instructions for surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a duly executed letter of transmittal, and any other required documentation, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of SI common stock previously represented by such stock certificate(s) have been converted pursuant to the merger agreement. The certificates so surrendered will be canceled.

Stockholders should not send their certificates now and should send them only pursuant to instructions set forth in the letters of transmittal mailed to stockholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

Effect on SI Stock Options and Warrants

Each holder of an SI stock option or warrant outstanding immediately prior to the closing of the merger will be entitled to receive, upon exercise of such option or warrant and the payment of the exercise price, $4.00, net of any applicable withholding taxes. Alternatively, each holder may, in lieu of exercise, elect to have such option or warrant cancelled at the effective time of the merger, in which case the holder will be entitled to receive a cash payment equal to the product of (1) the excess, if any, of the merger consideration over the per share exercise price of the stock option or warrant, multiplied by (2) the aggregate number of shares of SI common stock subject to such option or warrant immediately prior to the effective time of the merger (without interest and subject to any applicable withholding taxes). A holder of a stock option or warrant with an exercise price in excess of $4.00 will not be entitled to any payment in respect of such option or warrant. Vishay will cause the surviving corporation to make the cash payments promptly after the effective time of the merger at the request of the holder of the stock option or warrant.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The filing of the certificate of merger will occur after the satisfaction or waiver of the conditions set forth in the merger agreement. Assuming the satisfaction or waiver of the conditions set forth in the merger agreement, in no event shall the closing and the effective time of the merger occur more than two business days following the Special Meeting. These conditions are described below under “—Conditions to the Merger.”

Certificate of Incorporation and Bylaws

The merger agreement provides that the certificate of incorporation of Merger Sub, as in effect immediately prior the completion of the merger, will be the certificate of incorporation of the surviving corporation until changed or amended. The merger agreement further provides that the bylaws of Merger Sub, as in effect immediately prior to the completion of the merger, will be the bylaws of the surviving corporation until changed or amended.

Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation and will serve until their resignation, removal or their successors are duly elected or appointed and qualified.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. None of the representations or warranties in the merger agreement survive the effective time of the merger.

The merger agreement contains representations and warranties of SI relating to, among other things:

•	our organization, good standing, qualification, corporate power and ownership of subsidiaries;

•	our certificate of incorporation and bylaws;

•	our capital structure;

•	our authorization, execution, delivery, performance and the enforceability of the merger agreement and our board of directors’ approval of the merger;

•	existence and enforceability of material contracts (as defined);

•	the absence of violations of or conflicts with organizational documents or other obligations as a result of the merger;

•	required consents, approvals, orders and authorizations of governmental authorities relating to the merger;

•	our compliance with applicable laws and possession of requisite licenses, permits and registrations;

•	our documents filed with the SEC and financial statements;

•	the absence of certain changes or events since July 31, 2004;

•	the absence of undisclosed liabilities;

•	the absence of litigation;

•	our employee benefit plans and agreements;

•	employee and labor matters;

•	the accuracy of information in this proxy statement;

•	any restrictions on our business activities;

•	title to our properties and assets;

•	tax matters;

•	environmental matters;

•	our brokers’ fees and expenses;

•	our intellectual property;

•	transactions with our affiliates;

•	insurance matters;

•	product liability and recalls;

•	our inventory, accounts and notes receivable and payable;

•	government contracts;

•	relationships with our customers and suppliers;

•	absence of certain business practices;

•	the maintenance of disclosure controls and procedures required under applicable federal securities laws; and

•	the opinion of our financial advisor.

In addition, the merger agreement contains representations and warranties of Vishay and Merger Sub as to, among other things:

•	their organization, good standing and corporate power;

•	their authorization, execution, delivery, performance and the enforceability of the merger agreement;

•	the absence of violations of or conflicts with organizational documents, applicable law or other obligations as a result of the merger;

•	the accuracy of information in this proxy statement;

•	required consents, approvals, orders and authorizations of third parties and governmental authorities relating to the merger;

•	Vishay’s financial capacity to consummate the transactions contemplated by the merger agreement; and

•	their lack of ownership of any of our shares of common stock.

The representations and warranties in the merger agreement are complex and not easily summarized. We encourage you to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub.”

Covenants

Conduct of Business by SI

We have agreed in the merger agreement that, from the date of the merger agreement until the effective time of the merger or the termination of the merger agreement, unless Vishay otherwise consents in writing, we will, and we will cause our subsidiaries to, (1) carry on our business in the ordinary course consistent with past practice, and (2) use reasonable commercial efforts to preserve intact our business organization, to keep available the services of our current officers, employees and consultants and to preserve our current relationships with customers, suppliers and other persons with whom we have significant business relations, in each case except as required by the merger agreement.

In addition, we agreed that, during the period prior to the effective time of the merger or the termination of the merger agreement, subject to specified exceptions set forth in the merger agreement, neither we nor any of our subsidiaries may, without Vishay’s prior written consent (which in certain cases may not be unreasonably withheld), do or agree to do any of the following:

•	amend our certificate of incorporation or bylaws;

•	issue, sell, pledge, dispose of or encumber any shares of capital stock of any class or any options, warrants, convertible securities or other rights to acquire any shares of capital stock or any other ownership interest in our company, other than the issuance of SI common stock upon the exercise of options or warrants outstanding on the date of the merger agreement;

•	sell, pledge, dispose of or encumber any of our assets except in the ordinary course of business or dispositions of obsolete assets or sales of immaterial assets not in excess of $50,000 in the aggregate;

•	declare, set aside for payment or pay any dividend or other distribution in respect of our capital stock;

•	split, combine, reclassify or issue any shares of our capital stock;

•	amend the terms of or acquire any of our or our subsidiaries’ securities;

•	settle, pay or discharge any claim, suit or other action brought or threatened against us with respect to stockholder equity;

•	acquire any other business;

•	incur or assume any indebtedness for borrowed money under our existing revolving credit facilities or any refinancing thereof in an amount exceeding $12,000,000, or refinance our existing credit facilities upon their termination except on terms substantially the same as the existing facilities (in this case consent may not be unreasonably withheld);

•	issue debt securities, guarantee the indebtedness of others or make any loans or advances other than in the ordinary course of business consistent with past practice;

•	authorize any capital expenditures in excess of $100,000 over the 12-month period following the date of the merger agreement (in this case consent may not be unreasonably withheld);

•	except as required by law, increase the compensation of or severance payable to any of our directors, officers, employees or consultants or grant any severance or termination pay (except as required under obligations existing as of the date of the merger agreement) or enter into or amend any employment or severance agreement or establish, adopt, enter into any collective bargaining agreement, benefit plan, or arrangement for the benefit of any current or former directors, officers, employees or consultants;

•	take any action to change accounting policies or procedures, except as required by generally accepted accounting principals in the United States or the rules and regulations of the SEC or the Public Company Accounting Oversight Board (in this case consent may not be unreasonably withheld);

•	make any election or settle or compromise any United States or non-United States tax liability, except for certain Canadian tax matters (in this case consent may not be unreasonably withheld);

•	pay, discharge or satisfy any claims, liabilities or obligations in excess of $50,000 in the aggregate other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements, except for certain Canadian tax matters (in this case consent may not be unreasonably withheld);

•	enter into (i) any lease to replace the lease at our headquarters in Tustin, California or (ii) any other lease for real property (in this case consent may not be unreasonably withheld);

•	enter into any material contract (as defined) (in this case consent may not be unreasonably withheld); or

•	take or agree to take any of the foregoing actions described above, or take any action that would make any of our representations and warranties untrue in any material respect or prevent us from performing our covenants in any material respect, except that we may initiate claims or investigations against third parties to enforce our rights under law or contract; provided that we give written notice to Vishay before initiating any litigation.

The covenants in the merger agreement are complex and not easily summarized. We encourage you to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business by the Company Pending the Merger.”

No Solicitation by SI

Until the effective time of the merger or the termination of the merger agreement, we have agreed to certain limitations on our ability to take action with respect to other proposed acquisition or merger transactions. Except as set forth below, we have agreed that we will not, directly or indirectly solicit, or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares or similar transaction involving SI or any of our subsidiaries that would if consummated constitute an Alternative Transaction (as defined below).

Nothing in the merger agreement shall prevent our board of directors, prior to the date our stockholders adopt and approve the merger agreement and after our board of directors reasonably determines in good faith (after due consultation with outside counsel) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties, from:

•	furnishing information to a third party (other than Vishay) which has made a bona fide proposal that would constitute an Alternative Transaction that our board of directors concludes in good faith (after consulting with our financial advisor in the case of a proposal that provides for consideration other than all cash) would, if consummated, be reasonably likely to constitute a Superior Proposal (as defined below) not solicited in violation of the merger agreement, provided that the third party has executed an agreement with confidentiality provisions substantially similar to those set forth in the confidentiality letter between us and Vishay; or

•	subject to compliance with the terms of the merger agreement, considering and negotiating a bona fide proposal that would constitute an Alternative Transaction that our board of directors concludes in good faith (after consulting with our financial advisor in the case of a proposal that provides for consideration other than all cash) would, if consummated, be reasonably likely to constitute a Superior Proposal not solicited in violation of the merger agreement.

Promptly, but no later than 5:00 pm New York time on the next business day, after receipt of a proposal that would constitute an Alternative Transaction (or any amendment thereof) or any request for information or access to our books and records in connection with a proposal that would constitute an Alternative Transaction, we must give Vishay oral and written notice of such proposal, indicating the identity of the party making the proposal, the terms of the proposal and whether we are providing or intend to provide information or access to such third party. We must keep Vishay fully informed of any material changes in the status and any material changes or modifications in the material terms of the proposal. We must also promptly notify Vishay if we enter into negotiations concerning the proposal.

Unless the merger agreement is terminated in accordance with its terms or our board of directors reasonably determines in good faith (after due consultation with outside counsel) that it is or is reasonably likely to be required to act to the contrary in order to discharge properly its fiduciary duties, neither we nor our board of directors may withdraw or modify, or propose to withdraw or modify, the approval by our board of directors of the merger agreement or the merger, in a manner adverse to Vishay or Merger Sub.

Nothing prohibits us from taking and disclosing to our stockholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to our stockholders required by applicable law.

We agreed to immediately cease and cause to be terminated any discussions or negotiations with any persons (other than Vishay and Merger Sub) existing as of the date of the merger agreement. We also agreed not to release any third party from the confidentiality and standstill provisions of any agreement to which we are a party.

Under the merger agreement, “Alternative Transaction” means any of:

•	a transaction by which any third party (other than Vishay) acquires or would acquire more than 15% of our outstanding shares, whether from us or by a tender offer or otherwise;

•	a merger or other business combination by which a third party acquires or would acquire more than 15% of our outstanding shares or those of the entity surviving the merger or other business combination;

•	a transaction by which any third party acquires or would acquire control of assets (including shares of our subsidiaries or shares of any entity surviving a merger or other business combination) having a fair market value equal to more than 15% of the fair market value of all of our assets prior to the transaction; or

•	any other consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries resulting in any third party acquiring more than 15% of our outstanding shares or more than 15% of our assets.

Under the merger agreement, “Superior Proposal” means any proposal made by a third party to acquire, for cash and/or securities, all of our equity securities or assets on terms which our board of directors reasonably believes (after consultation with our financial advisor in the case of a proposal that provides for consideration other than all cash) to be more favorable from a financial point of view to our stockholders than the merger and the transactions contemplated by the merger agreement taking into account at the time of determination any changes to the financial terms of the merger agreement proposed by Vishay.

Employee Benefits

After the consummation of the merger, our employees will be entitled to employee benefits comparable to either those provided prior to the merger or those provided to similarly situated employees of Vishay and its subsidiaries. Our employees service accrued during their employment with us will be recognized for all purposes for their employee benefits after the merger.

Other Covenants

The merger agreement contains other covenants and agreements by SI, Vishay and Merger Sub, including those relating to:

•	preparation and filing of this proxy statement and the meeting of our stockholders for considering and taking action with respect to the merger agreement;

•	access to information and confidentiality;

•	the use of commercially reasonable efforts to obtain all consents, waivers and approvals and to make all filings required and to furnish all information required for all filings;

•	indemnification and exculpation of our executive officers and directors with respect to acts or omissions occurring at or prior to the merger and the maintenance of directors’ and officers’ liability insurance for six years;

•	giving notice of (1) any event that is reasonably expected to cause the representations and warranties to be materially untrue, (2) communications from persons alleging that the consent of such person is or may be required to consummate the merger (3) communications from governmental authorities in connection with the transactions contemplated by the merger agreement, (4) any actions, suits, claims, investigations or proceedings relating to the transactions contemplated by the merger agreement and (5) the failure to materially comply or satisfy any covenant or condition of the Merger Agreement;

•	use of reasonable efforts to take all actions necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement in a timely manner;

•	public announcements, public statements and press releases;

•	conveyance taxes;

•	use of best efforts to cause our accountants to deliver a comfort letter to Vishay upon reasonable notice from Vishay;

•	compliance with state property transfer statutes;

•	giving Vishay daily notice of our outstanding balance under our existing credit facilities or any refinancing thereof;

•	notifying and consulting with Vishay prior to (1) each borrowing or payment under our existing credit facilities or any refinancing thereof that would cause the balance thereunder to exceed $10,550,000 and (2) if the balance is an excess of $10,550,000 each borrowing or payment is the amount of $150,000 or more; and

•	agreement by Vishay to pay off our existing credit facilities at or promptly following the merger.

Conditions to the Merger

Each of SI’s, Vishay’s and Merger Sub’s obligations to complete the merger is subject to the satisfaction, at or prior to the effective time of the merger, of the following conditions:

•	the adoption and approval of the merger agreement by our stockholders;

•	the receipt of any required foreign antitrust approvals;

•	there shall not be pending any action, investigation or proceeding by any governmental authority or any judgment, decree or order of a government authority which prevents the consummation of the merger or requires Vishay or any of its subsidiaries (including the surviving corporation) to dispose of any assets which are material to Vishay or to the surviving corporation; and

•	no applicable statute, rule, regulation, order, ruling or injunction shall have been enacted or promulgated and be in effect that makes the merger illegal or that prohibits, restrains or enjoins the consummation of the merger.

Vishay’s and Merger Sub’s obligations to complete the merger are further subject to the satisfaction at or prior to the effective time of the merger of the following conditions:

•	our representations and warranties must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined below);

•	we must have performed or complied in all material respects with our agreements and covenants under the merger agreement; and

•	we must have delivered to Vishay a certificate of our Chief Executive Officer or Chief Financial Officer certifying that the above two conditions have been satisfied;

•	we must have received all consents, waivers, approvals, authorizations or orders required to be obtained, and made all filings required to be made, for the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement, except where the failure to obtain such consents or to make such filings would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	either each of our subsidiaries Meadowgrip Limited and Selectaid Limited shall be have been restored to the Register of Companies House in England or we shall have provided evidence that we directly own the shares of Revere Transducers Europe BV; and

•	we must have delivered to Vishay a certificate of our Chief Financial Officer certifying as to the principal amount outstanding under our existing credit facilities as of the close of business on the day preceding the closing and that the principal amount outstanding under our existing credit facilities will not exceed $12,000,000 as of the effective time of the merger.

Our obligation to complete the merger is further subject to satisfaction at or prior to the effective time of the merger of the following conditions:

•	Vishay’s and Merger Sub’s representations and warranties must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined below);

•	Vishay and Merger Sub must have performed or complied in all material respects with their agreements and covenants under the merger agreement;

•	Vishay must have delivered to us a certificate of an authorized signatory, certifying that the above two conditions have been satisfied; and

•	Vishay and Merger Sub must have delivered all consents, waivers, approvals, authorizations or orders required to be obtained, and made all filings required to be made, for the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement, except where the failure to obtain such consents or to make such filings would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

The merger agreement provides that the failure of a representation or warranty to be true or correct shall be deemed to have a “material adverse effect” on us or Vishay, as the case may be, if (1) the business, assets (including intangible assets), financial condition, results of operations, or prospects of SI or Vishay, as the case may be, and its subsidiaries, in each case taken as a whole, are or would reasonably be expected to be materially worse, (2) in the case of SI, the representation or warranty materially misstates our consolidated capitalization, or (3) it materially and adversely affects the ability of us or Vishay, as the case may be, to timely consummate the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, even if approved by the stockholders of SI:

•	by mutual written consent of the Boards of Directors of Vishay and us;

•	by Vishay or us, if:

•	the merger is not consummated by May 15, 2005 (other than if our stockholders do not adopt and approve the merger agreement at the Special Meeting), except that a party may not terminate the merger agreement if the failure of the merger to be completed by such date was due to such party’s failure to fulfill any obligation under the merger agreement in any material respect;

•	if a court or governmental, regulatory or administrative agency or commission has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	our stockholders do not adopt and approve the merger agreement by the required vote at the Special Meeting (provided that we may not terminate if we have not complied with our obligations to recommend the merger to our stockholders, solicit proxies regarding the same and convene the Special Meeting);

•	by Vishay, if:

•	our board of directors or we (i) withdraw, modify or change our approval or recommendation of the merger agreement in a manner adverse to Vishay or have resolved to do so, (ii) approve or recommend to our stockholders an Alternative Transaction, (iii) approve or recommend that our stockholders tender their shares in any tender or exchange offer that is an Alternative Transaction, or (iv) fail to include the recommendation of our board of directors in favor of adoption and approval of the merger agreement in the proxy statement or fail to solicit proxies in favor of adoption and approval of the merger agreement;

•	any of our representations or warranties were untrue when made, such that the closing condition regarding representations and warranties would not be satisfied, subject to our ability to cure such breach prior to May 15, 2005 through the exercise of our reasonable best efforts and provided that for so long as we continue to exercise such reasonable best efforts, then Vishay may not terminate the merger agreement;

•	there occurs any event, circumstance or condition such that the closing condition regarding our representations and warranties would not be satisfied, subject to our ability to cure such breach prior to May 15, 2005 through the exercise of our reasonable best efforts and provided that for so long as we continue to exercise such reasonable best efforts, then Vishay may not terminate the merger agreement;

•	we breach any covenant or agreement such that that the closing condition regarding covenants would not be satisfied, subject to our ability to cure such breach prior to May 15, 2005 through the exercise of our reasonable best efforts and provided that for so long as we continue to exercise such reasonable best efforts, then Vishay may not terminate the merger agreement;

•	by us, if:

•	any of Vishay’s or Merger Sub’s representations or warranties were untrue when made, such that the closing condition regarding representations and warranties would not be satisfied, subject to Vishay’s and Merger Sub’s ability to cure such breach prior to May 15, 2005 through the exercise of their reasonable best efforts and provided that for so long as they continue to exercise such reasonable best efforts, then we may not terminate the merger agreement;

•	there occurs any event, circumstance or condition such that the closing condition regarding representations and warranties of Vishay or Merger Sub would not be satisfied, subject to Vishay’s and Merger Sub’s ability to cure such breach prior to May 15, 2005 through the exercise of their reasonable best efforts and provided that for so long as they continue to exercise such reasonable best efforts, then we may not terminate the merger agreement;

•	Vishay or Merger Sub breaches any covenant or agreement such that that the closing condition regarding covenants would not be satisfied, subject to Vishay’s and Merger Sub’s ability to cure such breach prior to May 15, 2005 through the exercise of their reasonable best efforts and provided that for so long as they continue to exercise such reasonable best efforts, then we may not terminate the merger agreement;

•	prior to our stockholders’ approval of the merger agreement, (1) our board of directors shall have authorized us, subject to complying with the terms of the merger agreement, to enter into a definitive agreement with respect to a Superior Proposal and we have notified Vishay in writing that we intend to enter into such an agreement, attaching a summary of the material terms thereof, (2) Vishay has not made, within two full business days of receipt of our written notification of our intention to enter into a definitive agreement with respect to a Superior Proposal, an offer that our board of directors determines, in good faith after consultation with our financial advisors, is at least as favorable, from a financial point of view, to our stockholders as the Superior Proposal, and (3) we, prior to terminating the merger agreement, have paid to Vishay a fee of $750,000 and their expenses up to $250,000.

Fees and Expenses

Pursuant to the merger agreement, with limited exceptions, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such fees or expenses. However, we must pay to Vishay an amount equal to $750,000 in cash and their expenses up to $250,000 if the merger agreement is terminated:

•	by Vishay or us following the Special Meeting if our stockholders fail to approve the merger agreement, provided that (1) an Alternative Transaction has been publicly announced by us or any third party at any time following the date of the merger agreement and within six months after the termination of the merger agreement and (2) such Alternative Transaction is at any time thereafter consummated on substantially the terms announced (provided that for this purpose “50%” shall replace “15%” in the definition of Alternative Transaction); or

•	by Vishay if our board of directors or we withdraw, modify or change our approval or recommendation of the merger agreement in a manner adverse to Vishay or have resolved to do so, (ii) approve or recommend to our stockholders an Alternative Transaction, (iii) approve or recommend that our stockholders tender their shares in any tender or exchange offer that is an Alternative Transaction, or (iv) fail to include the recommendation of our board of directors in favor of adoption and approval of the merger agreement in the proxy statement or fail to solicit proxies in favor of adoption and approval of the merger agreement; or

•

by Vishay if we breach any covenant or agreement such that the closing conditions regarding covenants would not be satisfied, provided, that our breach of the covenant or agreement was willful and knowing

(and an action not consented to by Vishay); provided further that if (1) the lenders under our existing credit facilities inform us that they will not extend such facility at its expiration date, we in good faith, on commercially reasonable terms in the circumstances and not for purposes of avoiding our obligations under the merger agreement, present Vishay with a proposal to refinance such facility in an amount that does not exceed the existing availability under such facility, Vishay does not consent to such refinancing, we proceed to consummate such refinancing on such terms and Vishay terminates the merger agreement or (2) the landlord under the lease for our corporate headquarters in Tustin, California informs us that it will not renew such lease at its expiration date, we in good faith, on commercially reasonable terms in the circumstances and not for purposes of avoiding our obligations under this merger agreement, present Vishay with a proposal to enter into a replacement lease for purposes of housing our executive office operations as they are presently conducted, Vishay does not consent to such replacement lease, we proceed to enter into such replacement lease on such terms and Vishay terminates the merger agreement, then in the case of both (1) and (2) we will not be required to pay the $750,000 fee or expenses to Vishay and our actions will not be considered a breach of the merger agreement; provided that such actions will permit Vishay to terminate the merger agreement; or

•	by us if prior to our stockholders’ adoption and approval of the merger agreement, (1) our board of directors shall have authorized us, subject to complying with the terms of the merger agreement, to enter into a definitive agreement with respect to a Superior Proposal and we have notified Vishay in writing that we intend to enter into such an agreement, attaching a summary of the material terms thereof, and (2) Vishay has not made, within two full business days of receipt of our written notification of our intention to enter into a definitive agreement with respect to a Superior Proposal, an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to our stockholders as the Superior Proposal.

In addition, we must pay Vishay’s expenses up to $250,000 if the merger agreement is terminated by Vishay if any of our representations or warranties were untrue when made, such that the closing condition regarding representations and warranties would not be satisfied, and we had not cured such breach.

In addition, Vishay must pay our expenses up to $250,000 if the merger agreement is terminated:

•	by us if any of Vishay’s and Merger Sub’s representations or warranties were untrue when made, such that Vishay’s closing condition regarding representations and warranties would not be satisfied and Vishay had not cured such breach; or

•	by us if there is a breach of any covenant or agreement by Vishay and Merger Sub such that that Vishay’s closing condition regarding covenants would not be satisfied and Vishay had not cured such breach.

Neither we nor Vishay, as the case may be, shall be required to pay any of the foregoing fees or expenses if, immediately prior to the termination of the merger agreement, the party entitled to receive such fees and/or expenses was in material breach of its obligations under the merger agreement.

Amendment or Waiver

The merger agreement may be amended at any time prior to the effective time of the merger, whether before or after adoption and approval of the merger agreement by our stockholders, in writing if signed by all the parties. However, after adoption and approval of the merger agreement by our stockholders, no amendment may be made which by law requires further approval by such stockholder without such further approval. Any term or provision of the merger agreement may be waived in writing at any time by the party or parties to be bound thereby.

THE STOCKHOLDER AGREEMENTS

On December 22, 2004, as an inducement to Vishay to enter into the merger agreement, Vishay entered into stockholder agreements with certain of our directors and certain of their spouses who hold SI common stock pursuant to which these stockholders agreed to vote their shares of SI common stock in favor of the merger and against any action that could impede the merger. The following directors entered into stockholder agreements with Vishay: Ralph Crump, Rick Beets, Edward Alkire and Scott Crump. The shares of SI common stock covered by the stockholder agreements represented approximately 41% of the outstanding SI common stock as of the record date for the Special Meeting. A copy of the form of stockholder agreement is attached to this proxy statement as Annex B. We urge you to read the entire stockholder agreement carefully.

Pursuant to the stockholder agreements, the stockholders agreed:

•	to vote all their shares in favor of:

•	the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement; and

•	any matter necessary to facilitate the merger.

•	to vote all their shares against:

•	any proposal that would constitute an Alternative Transaction made in opposition to or in competition with the merger;

•	any merger, consolidation, sale of assets requiring stockholder approval, reorganization or recapitalization of SI;

•	any dissolution, liquidation or winding up of SI; and

•	any other proposal or transaction that would impede, frustrate, prevent or nullify the merger agreement or result in a breach of any covenant, representation or warranty or other agreement or obligation of SI under the merger agreement or any of the transactions contemplated by the merger agreement (each of the above an “Opposing Proposal”).

•	not to sell, exchange, pledge, dispose of or otherwise transfer or encumber any of their shares to any person, or consent to or enter into any contract, option or other agreement with respect to any of the foregoing (1) in connection with an Opposing Proposal, or, (2) if not in connection with an Opposing Proposal, unless such person shall have agreed in writing to be bound by all of the provisions of the stockholder agreement.

•	not to grant any proxy, power of attorney or other authorization or consent with respect to any of their shares.

•	deposit any of their shares into a voting trust or enter into a voting agreement or arrangement with respect to any of their shares.

•	take, or refrain from taking, any action that would in any way restrict, limit or interfere with the performance of the obligations of the stockholder under the stockholder agreement.

•	not to, directly or indirectly, (1) solicit proxies or become a participant in a solicitation with respect to an Opposing Proposal or encourage or assist any person in taking or planning any action that would constitute an Opposing Proposal, or (2) initiate a stockholders’ vote or action by written consent of our stockholders with respect to an Opposing Proposal.

•	not to exercise any of their options, warrants or other rights to acquire shares of our capital stock.

The stockholder agreements do not limit or otherwise restrict any action any such stockholder is permitted to take in such stockholder’s capacity as a director of SI in accordance with such director’s fiduciary duties.

Option

If a stockholder willfully breaches the stockholder agreement, Vishay has the option to purchase the shares held by the stockholder at a price equal to $4.00 per share.

Termination

The stockholder agreements terminate upon the earlier to occur of the effective time of the merger or the termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 31, 2004 we had outstanding 4,126,996 shares of SI common stock. The following table sets forth, as of the record date, certain information with respect to (1) each person known by us to own beneficially 5% or more of the outstanding shares of SI common stock, (2) each of our directors, (3) each of our executive officers and (4) all of our directors and executive officers as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
Marvin Moist(2)	157,000 (11)		3.8%
Howard George(2)	2,000 (12)		*
Ralph E. Crump(2)	873,548 (4)(10)		21.2%
Rick A. Beets(2)	458,650 (5)		11.3%
Edward A. Alkire(2)	379,100 (3)(6)		9.2%
S. Scott Crump(2)	307,124 (3)(7)		7.4%
D. Dean Spatz(2)	164,000 (3)(8)		4.0%
Heinz Zweipfennig(2)	157,500 (3)		3.8%
		(3)(4)(5)(6)
All Directors and Executive Officers as a group (8 persons)	2,475,922 (7)(8)(9)(10)(11)(12)		60.1%
The MidSouth Investor Fund(13)	424,902 (9)		10.3%

*	Indicates less than one percent of the outstanding common stock.
(1)	Information with respect to beneficial ownership is based upon the Company’s stock records and data supplied to the Company by the holders. Subject to applicable community property and similar statutes, and except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.
(2)	The address of each executive officer and director is c/o SI Technologies, Inc., 14192 Franklin Avenue, Tustin, CA 92780.
(3)	Includes 82,500 shares subject to currently exercisable options.
(4)	Includes 344,229 shares held of record by Mr. Crump’s wife, Marjorie L. Crump. Mr. Crump has shared voting and investment power with respect to such shares. Also includes 56,275 shares subject to currently exercisable warrants held each by Mr. & Mrs. Crump.
(5)	Includes 47,500 shares subject to currently exercisable options.
(6)	Includes 1,000 shares held of record by Mr. Alkire’s children for whom he acts as custodian.
(7)	Includes 111,562 shares held of record by Mr. Crump’s wife, Lisa Crump.
(8)	Includes 750 shares held of record by Mr. Spatz’s wife, Ruth Carol Spatz. Mr. Spatz has shared voting and investment power with respect to such shares.
(9)	L. O. Heidtke, President of Heidtke and Company, Inc. is the investment advisor to The MidSouth Investor Fund, and shares voting and investment control over the shares held by these funds. Includes 25,886 shares subject to currently exercisable warrants.
(10)	Includes 57,500 shares subject to currently exercisable options.
(11)	Includes 3,000 shares subject to currently exercisable options.
(12)	Includes 2,000 shares subject to currently exercisable options.
(13)	The mailing address is PO Box 190666, Nashville, TN 37219.

MARKET FOR THE COMMON STOCK; DIVIDEND DATA

Our common stock is quoted on the Nasdaq SmallCap Market under the ticker symbol “SISI.” The following table shows, for the periods indicated, the high and low sales price per share for SI common stock as reported by the Nasdaq SmallCap Market.

	High	Low
Fiscal 2005
1st Quarter	$4.14	$2.25
2nd Quarter (through January 10, 2005)	$4.00	$3.50

Fiscal 2004
1st Quarter	$3.39	$2.04
2nd Quarter	$3.44	$2.75
3rd Quarter	$4.88	$2.50
4th Quarter	$3.12	$2.35

Fiscal 2003
1st Quarter	$1.55	$0.50
2nd Quarter	$2.28	$1.05
3rd Quarter	$2.07	$1.45
4th Quarter	$3.79	$1.62

The closing sales price per share for SI common stock as reported by the Nasdaq SmallCap Market on [                    ], 2005, the last trading day prior to the date of this proxy statement was $[            ].

On [                    ], 2005, our common stock was held of record by [            ] stockholders.

We have never paid cash dividends on our common stock. We intend to retain all future earnings for reinvestment in our business and do not plan to pay dividends in the foreseeable future. Furthermore, we are prohibited from declaring and/or paying cash dividends on our capital stock under the terms of certain indebtedness and the merger agreement.

OTHER MATTERS

As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

Adjournments

The Special Meeting may be adjourned or postponed without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting, whether or not a quorum is present. We are soliciting proxies to grant the authority to vote in favor of adjournment or postponement of the Special Meeting if necessary. In particular, authority is expected to be exercised if the purpose of the adjournment or postponement is to provide additional time to further solicit votes in favor of adoption and approval of the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to grant the authority to vote your shares to adjourn or postpone the meeting.

Stockholder Proposals

Due to the contemplated consummation of the merger, we do not currently expect to hold a 2005 annual meeting of stockholders because, following the merger, we will not be a publicly held company. However, if the merger is not consummated for any reason, we will promptly schedule an annual meeting of stockholders. The deadline of August 26, 2004 for submitting stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the company’s proxy materials for its 2005 annual meeting has passed. However, if a stockholder wishes to present a proposal at the 2005 annual meeting that is not included in the company’s proxy materials, such stockholder must give written notice to the Secretary of the company at SI Technologies, Inc., 14192 Franklin Avenue, Tustin, California 92780. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the Secretary must receive such notice not less than 120 days before the anniversary date of our proxy statement released to our stockholders in connection with our previous year’s annual meeting. If the merger is not consummated and the 2005 annual meeting has been changed by more than 30 days from the date of the 2004 annual meeting, a stockholder will have a reasonable time before the company begins to print and mail its proxy materials to submit stockholder proposals for inclusion in the company’s proxy materials. Any proposals must be in conformity with all applicable legal provisions and our by-laws.

Householding of Proxy Statement

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a copy of the proxy statement to you if write us at the following address: SI Technologies, Inc., 14192 Franklin Avenue, Tustin, California 92780, Attention: Secretary. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address.

Where You Can Find More Information

We and Vishay file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we and Vishay file with the SEC at the SEC public reference room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and, without charge, at the website maintained by the SEC at www.sec.gov

Vishay has supplied all information contained in this proxy statement relating to Vishay and Merger Sub, and we have supplied all information relating to us.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                    ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VISHAY INTERTECHNOLOGY, INC.

VISHAY SI TECHNOLOGIES, INC.

and

SI TECHNOLOGIES, INC.

Dated as of December 22, 2004

i

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 22, 2004 (this “Agreement”), among Vishay Intertechnology, Inc., a Delaware corporation (“Parent”), Vishay SI Technologies, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and SI Technologies, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and the Company have each approved the acquisition of the Company by Parent through the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, pursuant to the Merger, each outstanding share (each, a “Share”) of the Company’s Common Stock, $.01 par value (the “Company Common Stock”), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.06(a)), upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company has approved and resolved to recommend approval of the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Merger is fair to and in the best interest of the holders of Shares; and

WHEREAS, certain stockholders of the Company have entered into agreements to vote their shares in favor of the Merger; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. (a) At the Effective Time (as defined in Section 1.02), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) as a wholly-owned subsidiary of Parent.

SECTION 1.02 Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, upon the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the time of such filing (the “Effective Time”). A closing (the “Closing”) shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY, unless another time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI. Assuming the satisfaction or waiver of the conditions set forth in Article VI, in no event shall the Closing and the Effective Time occur more than two (2) business days following the date of the Company Stockholders Meeting.

SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.04 Certificate of Incorporation; Bylaws. (a) Subject to Section 5.05(a) hereof, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

(b) Subject to Section 5.05(a) hereof, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

SECTION 1.06 Effect on Securities, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b) and any Dissenting Shares (as defined in Section 1.07)) shall be converted into the right to receive $4.00 (the “Merger Consideration”).

(b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect, wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(c) Stock Options. Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a “Stock Option”) under the Company’s 1994 Stock Option Plan and the Company’s 2003 Stock Option Plan, each as amended through the date hereof (together, the “Company Stock Option Plans”), whether or not then vested or exercisable, shall constitute the right to receive upon exercise thereof and payment of the exercise price therefor in accordance with its terms (other than as to vesting) the Merger Consideration, net of any applicable withholding for taxes, provided that at the election of the holder of the Stock Option, in lieu of such exercise, the option shall be cancelled and the Surviving Corporation shall pay to the holder an amount in cash, net of applicable withholding for taxes, equal to the positive difference, if any, between the exercise price of the Stock Option and the amount of the Merger Consideration, multiplied by the number of Shares for which the Stock Option was exercisable immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay such amount to the holder of each such Stock Option promptly upon request of the holder.

(d) Warrants. Each warrant outstanding at the Effective Time to purchase shares of Company Common Stock (a “Warrant”), whether or not then exercisable, shall constitute the right to receive upon exercise thereof and payment of the exercise price therefor in accordance with its terms the Merger Consideration, net at any applicable withholding for taxes, provided that at the election of the holder of the Warrant, in lieu of such exercise, the warrant shall be cancelled and the Surviving Corporation shall pay to the holder an amount in cash, net of applicable withholding for taxes, equal to the positive difference, if any, between the exercise price of the Warrant and the amount of the Merger Consideration multiplied by the number of Shares for which the Warrant was exercisable immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay such amount to the holder of each such Warrant promptly upon the request of the holder.

(e) Capital Stock of Merger Sub. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

(f) Adjustments to the Merger Consideration. The Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, split up, combination or exchange of shares or other like event with respect to the Shares occurring after the date hereof and prior to the Effective Time.

SECTION 1.07 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and has demanded and perfected his demand for appraisal of his Shares in accordance with Section 262 of the DGCL, and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.06(a) hereof, but the holder thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL.

(b) Notwithstanding the provisions of Section 1.07(a) hereof, if any holder of Shares who demands appraisal of his Shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder’s Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.06(a) hereof, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company after the date hereof and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

SECTION 1.08 Surrender of Shares. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company designated by Parent and reasonably acceptable to the Company to act as exchange agent hereunder (the “Exchange Agent”) for the payment of the Merger Consideration upon surrender of certificates representing the Shares. All of the fees and expenses of the Exchange Agent shall be borne by the Surviving Corporation.

(b) Immediately prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent shall send to the Exchange Agent, via wire transfer in immediately available funds, cash in an amount or amounts necessary to pay for all of the Shares pursuant to Section 1.08(c) hereof, and shall deliver to the Company a certificate of the Parent, signed by the Chief Financial Officer of the Parent, certifying that such wire transfer has been initiated.

(c) Promptly following the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of a certificate representing Shares converted upon the Merger pursuant to Section 1.06(a) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates evidencing shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and are reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the certificates evidencing Shares in exchange for the Merger Consideration. Each holder of a certificate or certificates representing Shares converted upon the Merger pursuant to Section 1.06(a) hereof may thereafter surrender such certificate or certificates evidencing Shares to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder’s behalf for a period ending one year after the Effective Time. Upon the surrender of certificates representing the Shares, Parent shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such certificate. Until so surrendered, each such certificate evidencing Shares (other than certificates representing Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto.

(d) The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

(e) If payment of cash in respect of canceled Shares is to be made to a person other than the person in whose name a surrendered certificate is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such tax either has been paid or is not payable.

(f) At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall be made thereafter, other than transfers of Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 1.06(a).

(g) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, and without interest thereon, subject to reduction only for any applicable United States federal or other back-up withholding taxes payable by such holder. Any stock transfer taxes that may be due and payable as a result of the Merger shall be paid by Parent, except to the extent such taxes are due because the Merger Consideration is payable to a person other than the registered holder of the certificate or certificates evidencing Shares (in which case such taxes, if not paid, may be deducted from the Merger Consideration).

(h) Promptly following the date which is one year after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares held directly or indirectly by Parent or in the treasury of the Company) may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest thereon.

(i) None of the Company, Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

SECTION 1.09 Lost, Stolen or Destroyed Certificates. In the event any certificates representing Shares shall have been lost, stolen or destroyed, the Exchange Agent shall make such payment in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

SECTION 1.10 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 2.01 Organization and Qualification; Subsidiaries. (a) Except as set forth in Section 2.01(a) of the Company Disclosure Schedule, each of the Company and its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority necessary to own, lease or operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) A true and complete list of all of the Company’s “significant” subsidiaries, as defined in Regulation S-X but substituting 5% for 10% therein, is included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended July 31, 2004 or is included in Section 2.01(b) of the Company Disclosure Schedule (the “Company Significant Subsidiaries”). The Company has furnished to Parent a list of all subsidiaries of the Company together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary’s outstanding capital stock owned by the Company or another subsidiary of the Company in Section 2.01(b) of the written disclosure schedule previously delivered by the Company to Parent (the “Company Disclosure Schedule”). Except as set forth in Section 2.01(b) of the Company Disclosure Schedule or the Company SEC Reports, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which interest the Company has invested (and currently owns) or is required to invest $50,000 or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

(c) Revere Transducers Deutschland GmbH (“Revere Deutschland”) ceased to do business in October 1996. During the past three (3) years, neither the Company nor any of its subsidiaries has previously withdrawn any funds or assets from Revere Deutschland, and Revere Deutschland has sufficient funds to satisfy any and all of its debts.

SECTION 2.02 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (the “Company Charter Documents”), and the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of each of the Company Significant Subsidiaries (the “Subsidiary Documents”). Such Company

Charter Documents and Subsidiary Documents are in full force and effect. Neither the Company nor any of the Company Significant Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, except for violations of the documents which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 2.03 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock, $.01 par value (“Company Preferred Stock”). As of December 17, 2004, (i) 4,126,996 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (excluding shares which are issued but not outstanding all of which are not entitled to vote), (ii) no shares of Company Common Stock were held by subsidiaries of the Company, (iii) 565,000 shares of Company Common Stock were reserved for existing grants and 85,000 shares were reserved for future grants pursuant to the Company Stock Option Plans, (iv) 168,824 shares were reserved for existing Warrants, and (v) no shares of Company Preferred Stock were issued and outstanding. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since December 17, 2004, except for changes resulting from the exercise or termination of Stock Options and Warrants. Except as set forth in Section 2.01, this Section 2.03 or Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including any stock purchase plan, binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable and will not be issued in violation of preemptive or similar rights. Except as set forth in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Sections 2.01 or Section 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors’ qualifying shares) of each of the Company’s subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and all such shares (other than directors’ qualifying shares) are owned by the Company or another subsidiary of the Company, as applicable, free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s or any of its subsidiaries’ voting rights, charges or other encumbrances of any nature whatsoever.

SECTION 2.04 Authorization; Binding Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the requisite approval of the Company’s stockholders in accordance with the DGCL. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the requisite approval by the Company’s stockholders in accordance with the DGCL and the Company Charter Documents, the filing of the appropriate documents with respect to the Merger in accordance with the DGCL, and the filing of the appropriate documents with respect to the Merger, if any, with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business. As of the date hereof, the Board of Directors of the Company has (i) determined that it is advisable and in the best interest of the Company’s stockholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) approved this Agreement in accordance with the applicable provisions of the DGCL, and (iii) resolved to recommend the approval of this Agreement by holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company’s stockholders at a meeting of the stockholders of the Company to consider the Merger Agreement (the “Company Stockholders Meeting”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

SECTION 2.05 Material Contracts; No Conflict; Required Filings and Consents. (a) Section 2.05(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of the following contracts (collectively, the “Material Contracts”): (i) all loan agreements, indentures, notes, bonds, mortgages, pledges, conditional sale or title retention agreements, security agreements, and interest rate swap agreements, each with a principal or notional amount (either outstanding on the date hereof or which can be borrowed) equal to or exceeding $100,000, to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding all purchase money security interests entered into in the ordinary course of business; (ii) all guaranties and standby letters of credit issued by the Company or any subsidiary of the Company with respect to the obligation of a third party which exceed $100,000 as of the date hereof or could exceed $100,000 at any time hereafter; (iii) all contracts and agreements between the Company or any subsidiary of the Company, on one hand, and any director or officer of the Company, on the other hand under which the Company is currently bound or has any outstanding obligations; (iv) all agreements which are required to be filed as “material contracts” with the United States Securities and Exchange Commission (the “SEC”) pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC’s rules and regulations thereunder (the “Exchange Act”) but have not been so filed with the SEC; and (v) all other contracts, agreements, commitments, understandings, arrangements, leases or licenses pursuant to which the Company or a subsidiary of the Company has a binding obligation or commitment to pay to a third party, or a third party has a binding obligation or commitment to pay to the Company or any subsidiary of the Company, $100,000 or more from and after the date hereof, but excluding all orders, invoices and similar documents for the purchase or sale of goods and services entered into in the ordinary course of business. Except as set forth in Section 2.05(a) of the Company Disclosure Schedule, (i) to the knowledge of the Company, all of the Material Contracts are valid and binding agreements, in full force and effect and enforceable in accordance with their respective terms, and (ii) no party to any Material Contract has notified the Company of its intention to materially alter, terminate or cancel any such Material Contract.

(b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) conflict with or violate the Subsidiary Documents or any law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default under (or an event that with notice or lapse of time or both would become a default under), or impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Except as set forth in Section 2.05(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require the Company or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority, agency or body, domestic or foreign (each, a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the SEC’s rules and regulations thereunder (the “Securities Act”); the Exchange Act; state securities laws; the National Association of Securities Dealers (“NASD”); filings and consents under any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Non-U.S. Monopoly Laws”); filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement (“Environmental Transfer Laws”); and the filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company or any of its subsidiaries, as applicable.

SECTION 2.06 Compliance; Permits. (a) Except as set forth in Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law applicable to the Company or any of its subsidiaries or by which any of them or any of their respective properties or assets is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, except in the case of clause (i) or clause (ii) for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has not received notice of any investigation by any Governmental Authority with respect to the Company or any of its subsidiaries and, to the Company’s knowledge, no such investigation is threatened, except as disclosed in the Company SEC Reports.

(b) Except as set forth in Section 2.06(b) of the Company Disclosure Schedule or the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the “Company Permits”), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Reports or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 2.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports, schedules, statements, registration statements, proxy statements and other documents required to be filed with the SEC for periods ending on or after July 31, 2001 (all forms, reports and documents filed by the Company with the SEC for periods ending on or after July 31, 2001 being referred to as the “Historical Company SEC Reports” and all those filed for periods ending on or after July 31, 2004 being referred to as the “Company SEC Reports”). Except as set forth in Section 2.07(a) of the Company Disclosure Schedule, the Historical Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be (including, without limitation, the applicable accounting requirements of the SEC and the published rules and regulations of the SEC with respect thereto), and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Historical Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Historical Company SEC Reports, and except that interim financials statements do not contain all of the disclosures required by GAAP), and fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

SECTION 2.08 Absence of Certain Changes or Events. Except as set forth in Section 2.08 of the Company Disclosure Schedule or the Company SEC Reports, since July 31, 2004, the Company has conducted its business in the ordinary course (other than with respect to the transactions contemplated by this Agreement) and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Company Charter Documents; (iii) any changes to any Welfare Benefit Plans or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals; (iv) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) any change by the Company in its accounting methods, principles or practices (other than changes required by GAAP after the date of this Agreement; or (vi) any sale of assets of the Company other than (1) in the ordinary course of business or (2) dispositions of obsolete or worthless assets and sales of immaterial assets not in excess of $100,000 in the aggregate.

SECTION 2.09 No Undisclosed Liabilities. Except as set forth in Section 2.09 of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) provided for in the Company’s audited balance sheet (including any related notes thereto) as of July 31, 2004 included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2004 (the “2004 Balance Sheet”), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2004 Balance Sheet, (c) incurred since July 31, 2004 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator, Governmental Authority or body, domestic or foreign, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has not received notice of any investigations against the Company or any of its subsidiaries by any court, arbitrator, Governmental Authority or body, domestic or foreign, and, to the knowledge of the Company, no such investigations are threatened, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no pending claims, actions, suits, proceedings or investigations brought by the Company or any of its subsidiaries against any third party, and no such claims, actions, suits, proceedings or investigations are contemplated.

SECTION 2.11 Employee Benefit Plans; Employment Agreements. (a) Section 2.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by the Company in which the Company’s employees participate (such employee welfare benefit plans being hereinafter collectively referred to as the “Welfare Benefit Plans”). With respect to each Welfare Benefit Plan, all contributions or premiums due by, or attributable to the period ending on, the date of this Agreement have been paid or the Company has accrued such amounts on the appropriate balance sheet. Except for COBRA coverage, there are no Welfare Benefit Plans, Benefit Arrangements or other agreements that provide medical or death benefits to current or former employees of the Company beyond their retirement or termination of employment.

(b) Section 2.11(b) of the Company Disclosure Schedule sets forth a true and complete list of each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained by the Company or any trade or business under common control with the Company within the meaning of Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) or to which the Company or an ERISA Affiliate contributes or is required to contribute, including any multiemployer employee welfare benefit plan, on behalf of officers and employees of the Company, or to which the Company or an ERISA Affiliate contributes or is required to contribute, including any multiemployer employee pension benefit plan, on behalf of officers and employees of the Company (such multiemployer and other employee pension benefit plans being hereinafter collectively referred to as the “Pension Benefit Plans”). No Pension Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA). Neither the Company nor any of its ERISA Affiliates has any liability or potential liability under Title IV of ERISA. With respect to each Pension Benefit Plan, all contributions due by or attributable to the period ending as of the date hereof have been paid.

(c) Section 2.11(c) of the Company Disclosure Schedule lists each written material salary practice or arrangement of general applicability and each deferred compensation plan, bonus plan, stock option plan, incentive compensation plan, employee stock purchase plan and any other employee benefit, retirement savings, insurance, sick pay, vacation pay or severance pay plan, or agreement maintained by the Company or an affiliate with respect to any of the Company’s employees which is not listed on Section 2.11(a) or 2.11(b) of the Company Disclosure Schedule (collectively, the “Benefit Arrangements”).

(d) Section 2.11(d) of the Company Disclosure Schedule lists all written employment agreements with employees and officers of the Company or any of its subsidiaries, but excluding standard employment offer and acceptance letters; all agreements with consultants or agreements with respect to the services of independent contractors or leased employees obligating the Company or any of its subsidiaries to make annual cash payments in the aggregate exceeding $50,000; and any non-compete agreements between any employee or officer of the Company or any of its subsidiaries and the Company or any of its subsidiaries.

(e) Company has furnished or made available to Parent copies of each Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement, the most recent annual report and summary plan description for each Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement, where applicable, and a written summary of each other Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement where no formal plan or summary exists. Except as set forth on Section 2.11(e) of the Company Disclosure Schedule, to the knowledge of the Company, each Pension Benefit Plan, each Welfare Benefit Plan, each Benefit Arrangement and each related trust agreement and annuity contract and insurance policy, where applicable, complies currently and has complied for the past three (3) years, in each case in all material respects, both as to form and operation, with the provisions of (A) the Code and, with respect to each Pension Benefit Plan, such provisions to be tax qualified under Section 401(a) or 403(a) of the Code; (B) ERISA; and (C) all other applicable laws; all necessary government approvals for the Pension Benefit Plans have been obtained; favorable opinion and/or determination letters, copies of which have been made available to the Parent, as to the qualification under the Code of each of the Pension Benefit Plans, as amended, have been received from the Internal Revenue Service; and all reports required by any government authority with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Benefit Arrangement have been timely filed.

(f) No Welfare Benefit Plan or Pension Benefit Plan or trustee or administrator thereof has engaged in any transaction that might subject the Company to a tax or penalty under Section 4975 of the Code or a penalty under Section 502 of ERISA.

(g) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened against the Company in connection with, or against, any Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement, and there are no civil or criminal actions pending or, to the knowledge of the Company, threatened against any fiduciary, Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement.

(h) Except as set forth in Section 2.11(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) any payment or transfer of money, property or other consideration (including, without limitation, severance, unemployment compensation or bonus payments) (whether or not such payment would constitute a “parachute payment” or “excess parachute payment” within the meaning of Section 280G of the Code) becoming due to any employee or former employee of the Company; (b) any increase in the amount of compensation, benefits or fees payable to any such individual; (c) other than the acceleration of the vesting provisions of stock options, the acceleration of the accrual, vesting or timing of payment of any benefits, compensation or fees payable to any such individual; or (d) the acceleration or creation of any other additional rights, under any Benefit Arrangement, severance, parachute, employment, change in control or other agreement or arrangement by or to which the Company is a party.

(i) Section 2.11(i) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock outstanding as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an “ISO”), and the expiration date of such option; (ii) any outstanding shares of Company Common Stock that are subject to vesting; and (iii) any other outstanding right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right.

(j) Except as set forth in Section 2.11(j) of the Company Disclosure Schedule or in the Company SEC Reports, (i) the Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Pension Benefit Plan that invests in Company stock and (ii) the Company has not proposed nor agreed to any increase in benefits under any Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement (or the creation of new benefits) or change in employee coverage which would materially increase the expense of maintaining any such plan.

(k) The Company has fiduciary liability insurance of at least $1,000,000 in effect covering the fiduciaries of the Company’s 401(k) Plan (including the Company) with respect to whom the Company may have liability.

SECTION 2.12 Employee and Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule or the Company SEC Reports or, in the case of subsections (c), (e), (f), (h) or (j), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) Each employee of the Company and its subsidiaries is employed on an at-will basis and neither the Company nor any of its subsidiaries has any written or oral agreement with any such employees which would interfere with the ability to discharge such employees. Neither the Company nor its subsidiaries has promised or represented or distributed any written material to any of their subsidiaries, affiliates, shareholders, directors, officers, employees, consultants, independent contractors, agents, representatives or other personnel that any of such persons will be employed or engaged by or receive any particular benefits from (i) the Company or any of its subsidiaries, or (ii) the Parent or any of its subsidiaries or affiliates, in each case on or after the Effective Time. To the knowledge of the Company, no key employee and no group of employees of the Company or its subsidiaries has any plans to terminate or modify their status as an employee or employees of the Company or its subsidiaries (including upon consummation of the transactions contemplated hereby).

(b) The Company and its subsidiaries have withheld amounts from their respective employees for all periods in compliance with applicable law. Federal, state, local and foreign returns, as required by applicable law, have been filed by the Company and its subsidiaries for all period for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereof to be due and payable have been paid, together with any interest and penalties that are due as a result of the Company’s and/or its subsidiaries’ failure to file such returns when due and pay when due the amounts shown thereon to be due.

(c) Neither the Company nor its subsidiaries has any liability based upon, arising out of or relating to the classification of any individual working for or related to the Company or its subsidiaries as an independent contractor or “leased employee” (within the meaning of Section 414(n) of the Code) rather than as an employee, and to the knowledge of the Company, no facts exist as a result of which the Company or its subsidiaries could have any such liability.

(d) As of the date hereof, all obligations to individuals who are or have been directors, officers, employees, independent contractors, consultants, agents or representatives of the Company and its subsidiaries for wages, reimbursements, fees, retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment and other payments, distributions and benefits accrued to and including the date hereof and all contributions (voluntary or otherwise) to any payments under all employee benefit plans have been duly paid or provided for by the Company and its subsidiaries.

(e) Each of the Company and its subsidiaries is in compliance, and has not failed to be in compliance as a result of which it would reasonably be expected now or in the future to have liability, with all applicable federal, state and non-United States laws, agreements and contracts relating to employment, employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries, including all such federal, state and non-United States laws, agreements and contracts relating to wages and hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Authority.

(f) Neither the Company nor any of its subsidiaries are engaged in any unfair labor practice or other unlawful employment practice. There are no unfair labor practice charges or other employee-related complaints or claims against the Company or its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor, or any other Governmental Authority or which otherwise affect or could affect the Company or its subsidiaries by or concerning the employees, independent contractors or consultants of the Company and its subsidiaries.

(g) Neither the Company nor its subsidiaries have been notified by any Governmental Authority of any alleged violation by the Company or its subsidiaries of applicable law that remains unresolved respecting employment, employment practices, and terms and conditions of employment. Neither the Company nor any of its subsidiaries has received any notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any of its subsidiaries, and to the knowledge of the Company no such investigation is in progress.

(h) There are no outstanding orders or charges against the Company or its subsidiaries under any occupational health or safety legislation and, to the knowledge of the Company, none have been threatened. All material levies, assessments and penalties made against the Company or its subsidiaries pursuant to all applicable workers compensation legislation as of the date hereof have been paid by the Company and its subsidiaries and the Company and its subsidiaries have not been reassessed under any such legislation.

(i) (i) Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries, (ii) neither the Company nor any of its subsidiaries have been negotiating, or is under any obligation to negotiate, any collective bargaining agreement or union contract with respect to any employees of the Company or its subsidiaries, and there is no indication that the employees of the

Company or its subsidiaries desire to be covered by a collective bargaining agreement or union contract, and (iii) as related to the Company and its subsidiaries, no labor organization or group of employees of the Company or its subsidiaries has made a pending demand for recognition or certification, there are no existing organization drives, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past three (3) years.

(j) Neither the Company nor any of its subsidiaries is in breach of any United States or non-United States collective bargaining agreement or labor union contract.

(k) Neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, picketing, disputes, boycotts or other labor problems by or with respect to any employees of the Company or any of its subsidiaries or related to the business or operations of the Company or its subsidiaries, nor have any such problems occurred or been threatened within the past three (3) years.

SECTION 2.13 Proxy Statement. The information supplied by the Company for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting (such proxy statement, as amended or supplemented, is referred to herein as the “Proxy Statement”) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein necessary in order to make the statements made therein not false or misleading or necessary to correct any statement in any earlier communication to stockholders with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement shall comply in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for use in the Proxy Statement.

SECTION 2.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Reports, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or restricting the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary, except for any prohibition or restriction as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 2.15 Title to and Condition of Property and Assets; Real Estate. (a) Except as set forth in Sections 2.15(a) of the Company Disclosure Schedule or the Company SEC Reports, the Company and each of its subsidiaries has good and marketable title to all of its owned real properties and other owned assets, free and clear of all liens, charges and encumbrances, except (i) statutory liens for taxes not yet due and payable or being contested in good faith, (ii) such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (iii) liens and encumbrances which secure indebtedness reflected in the 2004 Balance Sheet; and (iv) purchase money security interests for property acquired in the ordinary course of business.

(b) All leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default or event of default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Other than those of the Company’s properties and assets which are leased or licensed, there are no properties or assets of the Company which are owned by any third party. Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, the properties and assets owned, leased or licensed by the Company in the aggregate (i) are sufficient and adequate to carry on the business of the Company as presently conducted; (ii) are in a good state of maintenance, repair and operating condition as required for the operation and use thereof in the ordinary course of business; and (iii) comply in all material respects with applicable law and with the terms and conditions of all leases and other agreements affecting or relating to any such property.

(d) Section 2.15(d) of the Company Disclosure Schedule sets forth a description of each parcel of real property (i) presently owned or leased by the Company, or (ii) at which the Company maintains a manufacturing or warehouse facility. No condemnation, eminent domain or similar proceeding affecting all or any material portion of any such real property is pending or, to the knowledge of the Company, threatened.

(e) The Company does not currently own or lease (or sublease) any real property except as set forth in Section 2.15(d) of the Company Disclosure Schedule. The Company has delivered to Purchaser a true and complete copy of each real property lease or sublease to which the Company is a party (collectively, the “Real Property Leases”). Except as set forth in Section 2.15(e) of the Company Disclosure Schedule, the Company does not lease or sublease any real property to any other person.

(f) Except as set forth in Section 2.15(f) of the Company Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Company enjoys quiet possession under the Real Property Leases, each of which is enforceable in accordance with their respective terms against the respective lessor or sublessor thereunder; (ii) the Company is not in default under the terms of any of the Real Property Leases, and no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, could constitute such a default, and (iii) each of the Real Property Leases is valid, binding and in full force and effect.

(g) Except as set forth in Section 2.15(f) of the Company Disclosure Schedule, the premises covered by the Real Estate Leases are occupied solely by the Company and are being used exclusively for, and in connection with, the business of the Company.

SECTION 2.16 Taxes. Except as set forth in Section 2.16 of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2004 Balance Sheet have been established and which are being contested in good faith. There are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax. There are no pending or, to the knowledge of the Company, threatened audits for or relating to any liability in respect of any Taxes. The Company has not received notice of any investigations relating to any liability in respect of any taxes, and to the knowledge of the Company, no such investigations have been threatened. The Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2004 Balance Sheet have been established and which are being contested in good faith). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. There are no liens for Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Taxes.

(b) Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes. Neither the Company nor any of its subsidiaries will be required to include any adjustment in taxable income for any period ending after the Effective Time under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending on or before the Effective Time or pursuant to an agreement with a Tax authority with regard to the Tax liability of the Company or any of its subsidiaries for any period ending on or before the Effective Time. Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which is or is reasonably likely to be treated as a partnership for federal income tax purposes. None of the Company’s property is “tax exempt use property” within the meaning of Section 168(h) of the Code. There are no private letter rulings in respect of any Tax pending between the Company or its subsidiaries and any taxing authority. The Company is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(c) For purposes of this Agreement, the term “Tax” and “Taxes” shall mean any United States federal, national, state, local, foreign, provincial or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term “Tax Return” shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

SECTION 2.17 Environmental Matters. (a) Except as set forth in Section 2.17(a) to the Company Disclosure Schedule or in the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in compliance with applicable Environmental Laws, which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on “arranger liability,” pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

(c) Except as set forth on Section 2.17(c) of the Company Disclosure Schedule or in the Company SEC Reports, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls (“PCBs”) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

(e) For purposes of this Agreement:

(i) “Environmental Claim” means any claim, action, cause of action, investigation or notice (in each case in writing, or if not in writing, to the knowledge of the Company) by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

(ii) “Environmental Laws” means all United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

(iii) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or waste, in each case regulated under any Environmental Law.

SECTION 2.18 Brokers. No broker, finder or investment banker other than Roth Capital Partners, LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has heretofore furnished to Parent a complete and correct copy of all agreements or other arrangements, whether written or oral, between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

SECTION 2.19 Intellectual Property. (a) As used herein, the term “Intellectual Property Assets” shall mean all worldwide intellectual property rights, including, without limitation, all patents, trademarks, service marks, trade names, copyrights, mask works, and registrations and applications therefor, technology, licenses, Internet domain names, know-how, trade secrets, computer programs, software, development tools, tangible or intangible proprietary information, databases, files, records, documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable (including without limitation source code, object code and firmware). As used herein, “Company Intellectual Property Assets” shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

(b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all of the Company Intellectual Property Assets, and the rights, title and ownership of the Company Intellectual Property Assets by the Company and/or its subsidiaries are not subject to any encumbrances, charges, liens, indentures, security interests or claims of any kind.

(c) Except as set forth in Section 2.19(c) of the Company Disclosure Schedule, no claims, actions, suits or proceedings, including without limitation any re-examination, opposition, cancellation or invalidation proceeding before any governmental authority, (i) are currently pending or, to the knowledge of the Company, threatened by any person, with respect to the Company Intellectual Property Assets, or (ii) are currently pending, or, to the knowledge of the Company, threatened by any person with respect to the Intellectual Property Assets of a third party (the “Third Party Intellectual Property Assets”) to the extent arising out of any activity of the Company or any of its subsidiaries. Except as set forth in Section 2.19(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no valid grounds for any bona fide claim to the effect that the business of the Company or any of its subsidiaries, infringes or otherwise violates any Third Party Intellectual Property Assets.

(d) Section 2.19(d) of the Company Disclosure Schedule sets forth a list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications owned by the Company and/or each of its subsidiaries worldwide; (iii) all trade names, and material common law trademarks of the Company and/or each of its subsidiaries worldwide; (iv) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; (v) all mask work registrations and applications for registration owned by the Company and/or each of its subsidiaries worldwide; (vi) all Internet domain name registrations owned by the Company and/or each of its subsidiaries worldwide; and (vii) each agreement in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, Internet domain names, copyrights or mask works listed in Section 2.19(d) of the Company Disclosure Schedule or (B) a licensee of any Third Party Intellectual Property Assets except for any licenses of software that is commercially available “off the shelf.” Except as set forth in Section 2.19(e) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the Company Intellectual Property Assets.

(e) Except as set forth in Section 2.19(e) or 2.19(f) of the Company Disclosure Schedule or the Company SEC Documents: (i) to the knowledge of the Company, all Company Intellectual Property Assets are valid and (ii) each license concerning any of the Company Intellectual Property Assets is valid and enforceable.

(f) Except as set forth in Section 2.19(f) of the Company Disclosure Schedule, to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries.

(g) Except as set forth in Section 2.19(g) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the execution, delivery and performance of this Agreement will not constitute a conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a conflict, breach or default under), or accelerate the performance required by, or create in any person the right to accelerate, terminate, modify, or cancel (with notice or lapse of time or both), or require any notice under, any contract involving any Company Intellectual Property Assets, and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination (with notice or lapse of time or both) of any Company Intellectual Property Assets or otherwise impair the rights of the Surviving Corporation to use, sell or license any Company Intellectual Property Assets.

(h) Except as set forth in Section 2.19(h) of the Company Disclosure Schedule, (i) all current and former employees, officers, contractors and consultants of the Company and each of its subsidiaries who have contributed to or participated in the conception and development of products and services currently offered or contemplated to be offered by the Company or its subsidiaries have acted within the scope of their employment in so contributing or participating; and (ii) no current or former employees, officers, contractors or consultants of the Company or its subsidiaries claim or have a right to claim an ownership interest in any Company Intellectual Property Assets as a result of having been involved in the development, creation or licensing of any Company Intellectual Property Assets while employed or consulting to the Company or its subsidiaries.

(i) Except as set forth in Section 2.19(i) of the Company Disclosure Schedule, (i) no Company Intellectual Property Assets are subject to any outstanding order, judgment, injunction, decree, stipulation or agreement prohibiting or restricting the use thereof by the Company or its subsidiaries or prohibiting or restricting the assignment, licensing or transfer thereof by the Company or its subsidiaries; (ii) all Company Intellectual Property Assets registered or filed with a Governmental Authority are currently in material compliance with all formal legal requirements; and (iii) neither the Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement or misappropriation of any Company Intellectual Property Assets or any Intellectual Property Assets or confidential or proprietary information of any other person.

(j) The Company believed in good faith that the Company and each of its subsidiaries have taken reasonable steps designed to safeguard and maintain their proprietary rights in all Company Intellectual Property Assets and the secrecy and confidentiality of their trade secrets and confidential and proprietary information and the confidential and proprietary information of third persons used in or related to their operations. None of the operations of the Company or any of its subsidiaries involve the unlicensed or unauthorized use of confidential or proprietary information,

SECTION 2.20 Interested Party Transactions. Except as set forth in Section 2.20 of the Company Disclosure Schedule or the Company SEC Reports or for events as to which the amounts involved do not, in the aggregate, exceed $60,000, since the Company’s Form 10-K/A filed November 29, 2004, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 2.21 Insurance. Except as set forth in Section 2.21 of the Company Disclosure Schedule or the Company SEC Reports, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, and other insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers and, in character and amount, insure against such risks as are customarily insured against by companies in the same or similar businesses and having a similar size and scope of operations as the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. A list of all such policies have been provided to Parent.

SECTION 2.22 Product Liability and Recalls. (a) Except as set forth in Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Reports or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened claim against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the design, development, manufacture or sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of their respective products or services.

(b) Except as set forth in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Reports, there is no pending or, to the knowledge of the Company, threatened recall, withdrawal or suspension of any product designed, developed, manufactured or sold by the Company or any of its subsidiaries, and the Company has not received notice of any investigations of any product designed, developed, manufactured or sold by the Company or any of its subsidiaries. To the knowledge of the Company, there are no product or service defects which could give rise to any such recall, withdrawal, suspension or investigation or other liabilities. Except as set forth in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Reports, there has been no correspondence received or sent by or on behalf of the Company during the past five (5) years from or to any Governmental Authority with respect to a contemplated or actual recall, withdrawal or suspension from the market or investigation of any product designed, developed, manufactured or sold by the Company or any of its subsidiaries. Copies of any such correspondence have been previously provided to Parent.

(c) The Company is currently listed on the Qualified Products List of the Defense Supply Center Columbus with respect to certain products designed, manufactured and supplied by the Company for use by the United States government (“Military Products”). The Company is in material compliance with all applicable laws with respect to the design, manufacture, supply and testing of Military Products, and all Military Products meet with all applicable quality control standards and all design, quality and other specifications and requirements of any Governmental Agency. The Company has not falsified or omitted required information (e.g., test failures, field failures, customer returns) from any report required to be filed with any Governmental Authority regarding any Military Product. There are no losses, claims, damages, expenses or liabilities (whether absolute, accrued, contingent or otherwise) of the Company asserted and arising out of or based upon incidents occurring within the past five (5) years with respect to the design, manufacture, supply or testing of Military Products. The Company has not received notice of any violation (or any investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of any violation) of any applicable law with respect to the design, manufacture, supply and testing of Military Products within the past five (5) years, and to the knowledge of the Company, no investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of violation of any such applicable law is threatened.

(d) All of the test results or other information (e.g., test failures, field failures, customer returns) submitted by the Company to any Governmental Authority or independent testing agency within the past five (5) years for the rating or certification of any product (including any Military Product) or facility were, to the knowledge of the Company, true and correct in all material respects.

SECTION 2.23 Inventory. Except as set forth in Section 2.23 of the Company Disclosure Schedule, the inventory of the Company as of July 31, 2004 and all additions thereafter acquired and on hand as of the date hereof (not having been disposed of since July 31, 2004 in the ordinary course of business) (the “Inventory”) is in all material respects of a quantity and quality usable or saleable in the ordinary course of the business, subject to the applicable reserve on the 2004 Balance Sheet. All additions to the Inventory acquired since July 31, 2004 were acquired in the ordinary course of business. Obsolete, discontinued, returned, damaged, overage or off-quality items do not constitute a material part of the Inventory and are carried on the financial statements for the period ending July 31, 2004 at realizable market value, except as set forth in Section 2.23 of the Company Disclosure Schedule. Finished goods in Inventory conform to published specifications, are free from material defects and are marketable and saleable in the ordinary course of business, except as set forth in Section 2.23 of the Company Disclosure Schedule. All Inventory not written off or reserved against has been recorded on the books of the Company at the lower of cost or market value determined in accordance with GAAP, except as set forth in Section 2.23 of the Company Disclosure Schedule.

SECTION 2.24 Accounts and Notes Receivable and Payable. Except as set forth in Section 2.24 of the Company Disclosure Schedule, all accounts and notes receivable of the Company as of July 31, 2004 or thereafter acquired by the Company have arisen in the ordinary course of business, represent valid obligations to the Company arising from bona fide transactions in the ordinary course of business and are not subject to claims or set-off or other defenses or counterclaims. Except as set forth in Section 2.24 of the Company Disclosure Schedule, all accounts and notes payable by the Company as of July 31, 2004 or thereafter incurred by the Company arose in bona fide transactions in the ordinary course of business. Except as set forth in Section 2.24 of the Company Disclosure Schedule, all items which are required by GAAP to be reflected as receivables and payables on the books and records of the Company are so reflected in a manner consistent with past practice.

SECTION 2.25 Government Contracts. (a) Section 2.25(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of the Government Contracts, true, complete and correct copies of which have been delivered or made available to Parent. “Government Contracts” shall mean all current contracts pursuant to which the Company has generated and/or is expected to generate revenues in excess of $100,000: (i) between the Company and the United States Government, including any blanket purchase agreements, task orders, or other agreements thereunder; and (ii) between the Company and any entity which is a party to a contract or other agreement with the United States Government in which the Company participates in the bid or contract process.

(b) The Company has not received notice that any Government Contract under which performance is completed is subject to audit or adjustment by United States Government auditors or any unresolved accounting issues. The Company is not a party to any current dispute relating to a Government Contract. The Company has not, with respect to any Governmental Contract, received notice that the Company has breached or violated any law, order, certification, representation, clause, provision, or requirement with respect to any such Government Contract. There are no current or, to the knowledge of the Company, threatened claims, appeals, “Requests for Equitable Adjustment,” protests, or lawsuits (including, without limitation, any qui tam suit brought under the False Claims Act, 31 U.S.C. 3729), against the Company arising out of or relating to any Government Contract. The Company has not received a cure notice, a show cause notice, a suspension of work notice, or a stop work order with respect to any Government Contract.

(c) Neither the United States Government, nor any prime contractor, subcontractor, joint venture partner, teaming partner, or other person has notified the Company that the Company or any of its directors, officers, agents, or employees have breached or violated any law, certification, representation, clause, provision, or requirement relating to any Government Contract.

(d) The Company has not been questioned or challenged as to any cost incurred by the Company, nor has any cost been the subject of any audit or investigation of which the Company has received notice or been disallowed. No payment due to the Company relating to any Government Contract has been withheld (except to the extent such withholding or retention is in the ordinary course of business) or set off, nor has any claim been made to withhold or set off money. To the knowledge of the Company, no Government Contract is subject to any right of setoff, except as provided under applicable law.

(e) All amounts previously charged to or presently carried as chargeable by the Company to any cost-reimbursable Government Contract have been or will be reasonable, allowable, and allocable, pursuant to 48 C.F.R. 3.101 et seq. The Company has not knowingly submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, application, report, claim, or any other information relating to a Government Contract to the United States Government.

(f) No Government Contract has been totally or partially terminated for default or for the convenience of the United States Government Within the past five (5) years: (i) the Company has not received any requests with respect to any Government Contract for equitable adjustment or claims (other than routine invoices); and (ii) the Company has not been notified of any deductions from unpaid invoices with respect to any Government Contract.

(g) The Company has complied in all respects with the terms and conditions of each Government Contract, including all clauses, provisions and requirements (i) incorporated expressly, by reference or by operation of law and/or (ii) relating to price adjustments based on pricing made available to third parties, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company has, with respect to all Governmental Contracts: (x) complied in all material respects with all certifications and representations it has executed, acknowledged or set forth with respect to each such contract; and (y) submitted certifications and representations with respect to each such contract that were in all material respects accurate, current and complete when submitted, and were properly updated to the extent required by law or the applicable contract.

(h) The Company has not been notified of any warranty claims relating to any Government Contract other than in the ordinary course of business. The Company has not received any formal determination that costs incurred under any Government Contract have been questioned or disallowed.

(i) The Company has not received notice of any unfavorable past performance assessments, evaluations, or ratings relating to any Government Contract.

(j) The Company has not received notice of any violation of the Service Contract Act, U.S.C. 351, or failed to pay any compensation required by it with respect to any work performed or invoiced by the Company under any Government Contract.

(k) The Company has made no assignment of claims with respect to the Government Contracts, whether pursuant to the Assignment of Claims Act, 41 U.S.C. 15, or otherwise.

(l) During the past five (5) years, the Company has not been suspended or debarred from doing business with the United States Government, nor has any such suspension or debarment action been threatened, proposed, or commenced. To the knowledge of the Company, there is no valid basis, or specific circumstances that with the passage of time would become a basis, for the Company’s suspension or debarment from doing business with the United States Government.

(m) During the past five (5) years, the Company has not received notice of any audit or investigation, nor is it now being audited or investigated, by the General Accounting Office, the General Services Administration, the Defense Contract Audit Agency, the Department of Labor, the Department of Treasury, any other Governmental Authority, or any United States Government inspector general, auditor general, or similar functionary, nor, to the knowledge of the Company, has such audit or investigation been threatened.

(n) To the knowledge of the Company, no employee, agent, consultant or representative of the Company is in receipt or possession of any competitor’s or United States Government’s confidential, proprietary, or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(o) Neither the Company, nor, to the knowledge of the Company, any of the Company’s officers, directors, or employees, has knowingly provided to any person any false or misleading information with respect to the Company, or any of its officers, directors, equityholders or employees, in connection with (1) the procurement of, performance under or renewal of, any Government Contract or (2) the procurement of any security clearance granted by the United States Government.

SECTION 2.26 Customer and Supplier Relationships. (a) Section 2.26(a) of the Company Disclosure Schedule lists the twenty-five (25) largest customers of and the twenty-five (25) largest suppliers of goods and inventory to the Company by dollar volume for the twelve months ended October 31, 2004. All supplies and services necessary for the conduct of the Business as presently conducted may be obtained from readily available alternate sources.

(b) Except as set forth in Section 2.26(b) of the Company Disclosure Schedule, there exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any materially adverse change in, the business relationship that any of the customers or suppliers identified in Section 2.26(a) of the Company Disclosure Schedule has with the Company, except for any customers or suppliers that discontinue business with the Company in order to do substantially the same business directly with Parent or its affiliates. To the knowledge of the Company, no such customer or supplier as of the date hereof is experiencing any work stoppage or other circumstance or condition which would reasonably be expected to materially adversely change the Company’s business relationship with such customer or supplier. There are no pending material disputes or controversies between any such customer or supplier and the Company. Except as set forth in Section 2.26(b) of the Company Disclosure Schedule, no customer of the Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Company pursuant to any contract, understanding or practice of the Company other than in the ordinary course of business.

SECTION 2.27 Absence of Certain Business Practices. Neither the Company nor any other person acting with authority on behalf of the Company, or for which any of them would have liability, acting alone or together, has with respect to the business of the Company: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, Governmental Authority, governmental employee or other person with whom the Company has done business directly or indirectly in violation of applicable law; or (ii) directly or indirectly in violation of applicable law given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, Governmental Authority, governmental employee or other person which (A) is reasonably likely to subject the Company to damage or penalty in any civil, criminal or governmental litigation or proceeding, or (B) if not continued in the future would be reasonably likely to result in a damage or penalty in any private or governmental litigation or proceeding. The Company has conducted its business in a manner that complies with the United States Foreign Corrupt Practices Act.

SECTION 2.28 Financial Controls. (a) The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(b) The Company maintains internal control over financial reporting designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting policies, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Company’s financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its subsidiaries that could have a material effect on the Company’s financial statements.

(c) The management of the Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company: (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of those disclosures made by management to such auditors and such audit committee is set forth in Section 2.28(c) of the Company Disclosure Schedule.

SECTION 2.29 Opinion of Financial Advisor. The Board of Directors of the Company has been advised by the Company Financial Advisor to the effect that in its opinion, as of the date of this Agreement, the Merger Consideration is fair to the holders of Shares from a financial point of view.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 3.01 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power of authority would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization; Binding Agreement. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent, Merger Sub or any other subsidiary of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution, and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

SECTION 3.03 Required Filings and Consents. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Non-U.S. Monopoly Laws, filings and consents as may be required under any Environmental Transfer Laws, and the filing and recordation of appropriate merger or other documents as required by the DGCL, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Parent or Merger Sub from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.04 No Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Parent or Merger Sub with any of the provisions hereof will not (i) conflict with or violate the Certificate of Incorporation or By-laws or other governing instruments of Parent or Merger Sub, (ii) conflict with or violate any law applicable to Parent or Merger Sub or by which either of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which either of them or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

SECTION 3.05 Proxy Statement. None of the information supplied by Parent, its officers, directors, representatives, agents or employees for inclusion in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, at such time and in light of the circumstances under which it shall be made, be false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in the Proxy Statement.

SECTION 3.06 Brokers. Neither of Parent nor Merger Sub has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

SECTION 3.07 Financing Arrangements. Parent (including for this purpose one or more of its wholly-owned subsidiaries) has funds available to it sufficient to purchase the Shares in accordance with the terms of this Agreement and to pay all amounts due (or which will, as a result of the transactions contemplated hereby, become due) in respect of any indebtedness of the Company for borrowed money.

SECTION 3.08 No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing in connection therewith), Merger Sub has not incurred any obligations or liabilities and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 3.09 DGCL Section 203. Other than by reason of this Agreement or the transactions contemplated hereby, Parent is not an “interested stockholder” of the Company, as that term is defined in Section 203 of the DGCL.

SECTION 3.10 No Ownership of Company Common Stock. Except as contemplated by this Agreement, neither Parent nor Merger Sub beneficially owns, or holds any options, warrants or other rights to purchase, any shares of Company Common Stock.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof or the Effective Time, unless Parent shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business in a manner consistent with past practice, except as otherwise required or explicitly permitted pursuant to the terms of this Agreement; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations, except as otherwise required or explicitly permitted pursuant to the terms of this Agreement. By way of amplification and not limitation, except as otherwise required or explicitly permitted pursuant to the terms of this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof or the Effective Time, directly or indirectly do, or propose to do, or enter into or materially amend any contract, agreement, commitment or arrangement to effect, any of the following without the prior written consent of Parent (which consent, in the case of clauses (e)(iv), (e)(v), (g), (h), (j),(i) and (k) below, shall not be unreasonable withheld):

(a) amend the Company Charter Documents;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options under the Company Stock Option Plans or pursuant to Warrants, which Stock Options or Warrants are outstanding on the date hereof);

(c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $50,000 in the aggregate;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent that is not a cross-border dividend, (ii) declare or allow any subsidiary of the Company to declare cross-border dividends, or to make or allow any subsidiary of the Company to make cross-border capital contributions, (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) except as required by the terms of any security as in effect on the date hereof, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, the Shares, or any option, warrant or right, directly or indirectly, to acquire any such securities, or (v) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company;

(e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) incur any indebtedness for borrowed money (except as provided in the following clause (iii)) or issue any debt securities or assume, guarantee (other than guarantees of the Company’s subsidiaries entered into in the ordinary course of business) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in each case in the ordinary course of business consistent with past practice, (iii) incur borrowings under the Company’s revolving credit facilities in existence on the date hereof (the “Existing Credit Facilities”) or any refinancing thereof such that the principal amount outstanding thereunder would exceed $12,000,000 in the aggregate, (iv) refinance the Company’s Existing Credit Facilities upon termination thereof, except on terms substantially the same as the existing facilities, or (v) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $100,000 over the next 12-month period;

(f) except as required by law, (i) increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees of the Company or its subsidiaries (who are not directors or executive officers of the Company) in accordance with past practices, (ii) grant any severance or termination pay to (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations), or enter into or amend any employment or severance agreement, with any current or prospective employee of the Company or any of its subsidiaries (except, with respect to employees who are not directors or executive officers of the Company, in accordance with current employment or severance policies or agreements), or (iii) establish, adopt, enter into or amend any collective bargaining agreement, benefit plan (including, without limitation, any plan that provides for the payment of bonuses or incentive compensation), trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries;

(g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP or by the rules and regulations of the SEC or the Public Company Accounting Oversight Board;

(h) make any election or settle or compromise any United States federal, state, local or non-United States liability regarding Taxes except for payment, settlement or compromise of the matters described in Section 4.01(h) of the Company Disclosure Schedule;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice and except for payment, settlement or compromise of the matters described in Section 4.01(i) of the Company Disclosure Schedule; or

(j) enter into (i) any lease in replacement of the Company’s lease of its headquarters in Tustin, California (the “Tustin Lease”) or (ii) any other lease for real property;

(k) enter into any Material Contract;

(l) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (k) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants hereunder in any material respect, except that the Company may initiate any claim, action, suit, proceeding or investigation against a third party to enforce the rights of the Company under law or by contract, provided that the Company shall provide Parent with prior written notice before initiating any litigation against a third party.

It is hereby understood that any action which is permitted by the terms of clauses (a) through (l) above (either directly or by exception) or for which Parent has granted its prior written consent shall not be deemed to be violation of this Section 4.01 or otherwise to constitute a breach of this Agreement.

SECTION 4.02 No Solicitation. (a) From and after the date hereof until the Effective Time or the termination of this Agreement pursuant to Article VI hereto, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a person (or group of persons) other than Parent or its affiliates (a “Third Party”) which has made a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith (after consulting with its financial advisor in the case of an Acquisition Proposal that provides for consideration other than all cash) would, if consummated, be reasonably likely to constitute a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such Third Party has executed an agreement with confidentiality provisions substantially similar to those set forth in the confidentiality letter, dated as of April 12, 2004, between Parent and the Company (the “Confidentiality Letter”) or (ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c), considering and negotiating a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith (after consulting with its financial advisor in the case of an Acquisition Proposal that provides for consideration other than all cash) would, if consummated, be reasonably likely to constitute a Superior Proposal not solicited in violation of this Agreement; provided, however, that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement at the Company Stockholders Meeting and (y) the Board of Directors of the Company reasonably determines in good faith (after due consultation with outside counsel) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any Third Party acquires or would acquire more than 15% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 15% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s subsidiaries) of the Company or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 15% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Significant Subsidiaries resulting in any Third Party acquiring more than 15% of the outstanding shares of any class of equity securities or more than 15% of the assets of the Company, other than the transactions contemplated by this Agreement; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities. For purposes of this Agreement, a “Superior Proposal” means any proposal made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (after consultation with its financial advisor in the case of an Acquisition Proposal that provides for consideration other than all cash) to be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Parent.

(b) The Company shall notify Parent promptly (but in no event later than 5:00 p.m. New York time on the next business day) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. The Company shall also promptly notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

(c) Unless this Agreement shall have been terminated in accordance with its terms or the Board of Directors of the Company reasonably determines in good faith (after due consultation with outside counsel) that it is or is reasonably likely to be required to act to the contrary in order to discharge properly its fiduciary duties, neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval by such Board of Directors of this Agreement or the Merger.

(d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders required by applicable law.

(e) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

(f) The Company shall ensure that the officers and directors of the Company and the Company’s subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02. It is understood that any violation of the restrictions set forth in this Section 4.02 by any officer or director of the Company or the Company subsidiaries, or any investment banker, attorney or other advisor or representative of the Company engaged in respect of the transactions contemplated by this Agreement or any other advisor or representative of the Company acting at the Company’s direction or with the Company’s consent, shall be deemed to be a breach of this Section 4.02 by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after final comments received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the SEC the definitive Proxy Statement relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company pursuant to this Agreement. The Company shall permit Parent and its counsel to review and provide comments to the Proxy Statement, and shall incorporate any such comments that are reasonable into the Proxy Statement before it is filed with the SEC.

(b) The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filings or for additional information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any other filing. The Company will not file any amendment or supplement to, or any correspondence to the SEC or its staff with respect to, the Proxy Statement, without providing Parent a reasonable opportunity to review and comment thereon.

(c) If at any time prior to the vote of stockholders at the Company Stockholders Meeting any information relating to the Company or Parent, or any of its respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company or Parent will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to stockholders of Company, such amendment or supplement.

SECTION 5.02 Company Stockholders Meeting. The Company shall take all actions in accordance with applicable law, its Charter Documents and the rules of the Nasdaq Stock Market, Inc. to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Stockholders Meeting as soon as practicable after the date on which the final comments of the SEC on the Proxy Statement are resolved. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger. The Company shall solicit from its stockholders proxies in favor of approval of this Agreement and the Merger and shall take all other reasonable and lawful action necessary or advisable to secure the vote or consent of stockholders in favor of such approval.

SECTION 5.03 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which it shall use reasonable efforts to be released), the Company shall and shall cause its subsidiaries to (i) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours, during the period after the execution and delivery of this Agreement and prior to the Effective Time, to its properties, books, contracts, commitments and records and, (ii) during such period, furnish promptly to Parent all information concerning the Company’s business, properties and personnel as Parent may reasonably request, and it shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company’s business, properties and personnel as Parent may reasonably request. Parent shall keep such information confidential in accordance with the terms of the Confidentiality Letter.

SECTION 5.04 Consents; Approvals. The Company and Parent shall each use its commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders, and the Company and Parent shall make all filings, required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or other Governmental Authority under Section 5.01 and this Section 5.04 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

SECTION 5.05 Indemnification and Insurance. (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

(b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation’s Certificate of Incorporation or Bylaws, indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six (6) years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments in the circumstances and to the extent required by the Company Charter Documents, any applicable contract or agreement or applicable law and (iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such 6-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

(c) The Surviving Corporation shall assume, honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements (the employee parties under such agreements being referred to as the “Covered Employees”) with the Company’s directors and officers existing at or before the Effective Time, provided such agreements were not entered into in violation of Section 4.01(f).

(d) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance (as it relates only to the Company’s current directors and officers) in excess of 150% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount. In lieu of the foregoing, the Company may purchase a tail policy to be effective as of the Effective Time, at a price not in excess of $120,000, which tail policy shall satisfy Parent’s obligations set forth in this Section 5.05(d).

(e) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.05.

(f) This Section 5.05 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties, and the Covered Employees, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Employees.

SECTION 5.06 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any of the following of which either party becomes aware: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate; (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened, relating to or involving the transactions contemplated by this Agreement; or (v) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of a covenant for the purposes of Sections 6.02(b), 6.03(b) or 7.01(h) unless the failure to give such notice results in material prejudice to the other party.

SECTION 5.07 Further Action. Upon the terms and subject to the conditions hereof, and subject to the Company’s rights under Section 4.02, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Nothing contained in this Agreement shall require Parent to divest, abandon, or take similar action with respect to any assets (tangible or intangible) of Parent, the Company or any of their subsidiaries.

SECTION 5.08 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange or the NASD if it has used all reasonable efforts to consult with the other party.

SECTION 5.09 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees.

SECTION 5.10 Certain Employee Benefits. (a) Effective as of the Effective Time, Parent shall cause the Surviving Corporation to provide each person who, as of the Effective Time, is an employee of the Company or any subsidiary of the Company (the “Retained Employees”) with employee benefits which are comparable in the aggregate to either (i) those provided to such Retained Employees immediately prior to the Effective Time or (ii) those provided to similarly situated employees of Parent or its subsidiaries; provided, however, that notwithstanding the foregoing, no Retained Employee shall be eligible by reason of this Agreement to participate in any defined benefit pension plan of Parent or its subsidiaries.

(b) With respect to the benefits provided pursuant to this Section 5.10, service accrued by the Retained Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits.

(c) If any Welfare Benefit Plan or other Benefit Arrangement providing any health care benefits is replaced with a plan of Parent or its subsidiaries following the Effective Time, (i) any and all pre-existing condition limitations and eligibility waiting periods (to the extent such limitations or waiting periods were not applicable under the plan which is replaced) under such replacement plan shall be waived with respect to the Retained Employees and their eligible dependents, and (ii) the Retained Employees shall be given credit under the replacement plan for amounts paid under the replaced Welfare Benefit Plan or Benefit Arrangement during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the replacement plan.

(d) Nothing herein shall prevent the Surviving Corporation or any other subsidiary of Parent from amending, modifying or terminating any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment or other service of any particular employee or any other person.

(e) It is expressly agreed that the provisions of Section 5.10 are not intended to be for the benefit of or otherwise enforceable by any third party, including, without limitation, any Retained Employees.

SECTION 5.11 Accountant’s Letter. Upon reasonable notice from Parent, the Company shall use its best efforts to cause McGladrey & Pullen, LLP to deliver to Parent a letter covering such matters as are reasonably requested by Parent and as are customarily addressed in accountants’ “comfort letters.”

SECTION 5.12 Compliance with State Property Transfer Statutes. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agencies and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Parent, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Parent with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Parent’s prior consent, which consent shall not be unreasonably withheld or delayed. Parent shall provide to the Company any assistance reasonably requested by the Company with respect to such compliance.

SECTION 5.13 Borrowings Under Credit Facilities. (a) Not later than 2:00 p.m. Eastern Standard Time on each business day, the Company shall notify Parent of the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof as of the close of business on the previous business day.

(b) The Company shall provide written notice via facsimile to the Chief Financial Officer of Parent, and shall consult with the Chief Financial Officer of Parent telephonically following the giving of such notice, prior to (i) each borrowing or Payment (as defined below) after the date hereof following which the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof would exceed $10,550,000 in the aggregate and (ii) in the event that the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof is in excess of $10,550,000, each borrowing or Payment in the amount of $150,000 or more following which the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof would exceed $10,700,000 in the aggregate, it being understood that subject to Section 4.01(e)(iii) the consent of Parent shall not be required for such borrowings or Payments. For purposes of this Section 5.13(b), “Payment” shall mean the mailing or delivery of a check drawn on, or the initiation of a wire transfer of funds from, the Company’s Existing Credit Facilities or any refinancing thereof.

SECTION 5.14 Payoff of Credit Facilities. At or promptly following the Effective Time, Parent shall cause to be paid off and satisfied in full all indebtedness then outstanding under the Existing Credit Facilities or any refinancing thereof permitted under this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

SECTION 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of the stockholders of the Company;

(b) Antitrust. All clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Non-U.S. Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or Parent;

(c) Governmental Actions. There shall not have been instituted and pending any action by any Governmental Authority that is reasonably to be expected to result in a judgment, decree or order, nor shall there be in effect any judgment, decree or order of any Governmental Authority (i) preventing the consummation of the Merger or (ii) compelling Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) to dispose of or hold separate assets which are material, in the aggregate, to Parent or its subsidiaries taken as a whole, or to the Surviving Corporation and its subsidiaries taken as a whole; and

(d) Illegality. No statute, rule, regulation, executive or other order, ruling or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or that prohibits, restrains or enjoins the consummation of the Merger.

SECTION 6.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without regard to materiality) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects as of such date), except (i) where the failure to be true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect as provided in Section 6.04 or (ii) where the failure to be true and correct is based on action or inaction to which Parent shall have consented in writing pursuant to Section 4.01, and Parent and Merger Sub shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time (except for those agreements and covenants set forth in Section 4.01(e)(iii), with respect to which the Company shall have complied in all respects), and Parent and Merger Sub shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

(c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or Parent;

(d) Restoration; Ownership of Revere Netherlands. Either (i) each of Meadowgrip Limited and Selectaid Limited, subsidiaries of the Company, shall have been restored to the Register of Companies House in England or (ii) the Company shall directly own the outstanding shares of Revere Netherlands as evidenced by a notarial deed of transfer of such shares from Selectaid Limited to the Company; and

(e) Certification as to Existing Credit Facilities. Parent and Merger Sub shall have received a certificate of the Company signed by the Chief Financial Officer of the Company certifying (i) the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof on and as of the close of business on the day immediately preceding the Closing Date and (ii) that the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof will not exceed $12,000,000 in the aggregate as of the Effective Time.

SECTION 6.03 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (without regard to materiality) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time

(except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects as of such date), except where the failure to be true and correct would not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect as provided in Section 6.04, and the Company shall have received a certificate of Parent to such effect signed by the President or Chief Financial Officer of Parent;

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of Parent to such effect signed by the President or Chief Financial Officer of Parent; and

(c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent or Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or Parent.

SECTION 6.04 Material Adverse Effect. For purposes of Sections 6.02(a) and 6.03(a) hereof, the failure of a representation or warranty to be true and correct, either individually or in the aggregate together with the failure of other representations or warranties to be true and correct, shall be deemed to have a Material Adverse Effect if (x) the business, assets (including intangible assets), financial condition, results of operations, or prospects of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, are or would reasonably be expected to be materially worse than if such representation or warranty had been true and correct, (y) in the case of the Company, such representation or warranty materially misstates the consolidated capitalization of the Company and/or its subsidiaries or (z) the failure of such representation or warranty to be true and correct materially and adversely affects the ability of the Company or Parent, as the case may be, to timely consummate the transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

(b) by either Parent or the Company if the Merger shall not have been consummated by May 15, 2005 (the “Termination Date”) (other than for the reasons set forth in clause (d) below); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation in any material respect under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

(c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either Parent or the Company if the stockholders of the Company shall not have approved this Agreement at the Company Stockholders Meeting; provided, however, that the Company may not terminate pursuant to this clause if the Company has not complied with its obligations under Section 5.02; or

(e) by Parent if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall (i) withdraw, modify or change its approval, adoption or recommendation of this Agreement or the Merger in a manner adverse to Parent, or shall have resolved to do so, (ii) approve or recommend to the stockholders of the Company an Alternative Transaction; (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction; or (iv) fail to include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement pursuant to Section 5.02 or fail to take any action required by the third sentence of Section 5.02.

(f) by Parent or the Company if any representation or warranty of the Company, or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (in either case a “Terminating Misrepresentation”); provided that if such Terminating Misrepresentation is curable prior to the Termination Date by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, then neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

(g) by Parent or the Company if there shall occur any event, circumstance or condition such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case maybe, would not be satisfied, (in either case, a “Terminating Change”), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided that if any such Terminating Change is curable prior to the Termination Date by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

(h) by Parent or the Company upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a “Terminating Breach”); provided that if such Terminating Breach is curable prior to the Termination Date by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

(i) by the Company, if (w) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, including Section 4.02, to enter into a definitive agreement with respect to a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into such an agreement, attaching a summary of the material terms thereof, (x) Parent shall not have made, within two full business days (disregarding any partial business days) of receipt of the Company’s written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, (y) the Company prior to such termination pursuant to this clause (i) shall have paid to Parent in immediately available funds the Parent Fee and the Parent Expenses required to be paid pursuant to Section 7.03(b), and (z) this Agreement shall not theretofore have been approved at the Company Stockholders Meeting.

SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except that (i) the Company, Parent or Merger Sub may have liabilities as set forth in Section 7.03 and Section 8.01 hereof, and (ii) nothing herein shall relieve the Company, Parent or Merger Sub from liability for any willful and knowing breach hereof or willful and knowing misrepresentation herein (it being understood that (x) the provisions of Section 7.03 do not constitute the sole or exclusive remedy for such willful and knowing breach or willful and knowing misrepresentation and (y) the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful and knowing breach).

SECTION 7.03 Fees and Expenses. (a) Except as set forth in Section 5.09 and this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if the Merger is not consummated, Parent and the Company shall share equally (i) all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto and (ii) all conveyance and similar taxes required to be paid by the Company prior to the Effective Time pursuant to Section 5.09; provided further that Parent or the Company, as applicable, shall not be liable for any portion of such fees and expenses in the event that the Merger is not consummated due to a breach of this Agreement by the other party.

(b) The Company shall pay Parent a fee of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Parent Fee”), and shall pay Parent’s actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) (“Parent Expenses”), such payment of Parent Expenses not to exceed Two Hundred Fifty Thousand Dollars ($250,000), upon the first to occur of any of the following events:

(i) the termination of this Agreement by Parent or the Company pursuant to Section 7.01(d) following the Company Stockholders Meeting at which the Stockholders of the Company failed to approve this Agreement, provided that (A) an Alternative Transaction shall be publicly announced by the Company or any third party at any time following the date of this Agreement and on or prior to the date which is six (6) months following the date of termination of this Agreement and (B) such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced; provided that for purposes of this Section 7.03(b)(i) only, the term Alternative Transaction shall have the meaning as defined in Section 4.02 but substituting “15%” in each place used within such definition with “50%”; or

(ii) the termination of this Agreement by Parent pursuant to Section 7.01(e); or

(iii) the termination of this Agreement by Parent pursuant to Section 7.01(h): provided, however, that the breach of covenant or agreement on the part of the Company shall have been willful and knowing (it being understood that any event or circumstance resulting from any action which is permitted by the terms of clauses (a) through (l) of Section 4.01 (either directly or by exception) or for which Parent has granted its prior written consent shall not be deemed a willful and knowing breach for purposes of this Section 7.03(b)(iii)); and provided further that in the event that

(I) the lenders under any of the Existing Credit Facilities inform the Company that they will not extend such facility at its expiration date which is scheduled to occur prior to the Termination Date, the Company in good faith, on commercially reasonable terms in the circumstances and not for purposes of avoiding its obligations under this Agreement, presents Parent with a proposal to refinance such facility in an amount that does not exceed the existing availability under such facility, Parent does not consent to such refinancing, the Company proceeds to consummate such refinancing on such terms and Parent on account thereof terminates this Agreement or

(II) the landlord under the Tustin Lease informs the Company that it will not renew such lease at its expiration date which is scheduled to occur prior to the Termination Date, the Company in good faith, on commercially reasonable terms in the circumstances and not for purposes of avoiding its obligations under this Agreement, presents Parent with a proposal to enter into a replacement lease for purposes of housing its executive office operations as they are presently conducted, Parent does not consent to such replacement lease, the Company proceeds to enter into such replacement lease on such terms and Parent on account thereof terminates this Agreement, then, in either such case, the Company shall not be required to make any payment to Parent under this clause (iii) and such action by the Company shall not otherwise be deemed a breach of this Agreement, except that such action will permit Parent to exercise its termination rights under Section 7.01(h) hereof; or

(iv) the termination of this Agreement by the Company pursuant to Section 7.01(i).

(c) Upon a termination of this Agreement by Parent pursuant to Section 7.01(f), the Company shall pay to Parent the Parent Expenses relating to the transactions contemplated by this Agreement, but in no event more than Two Hundred Fifty Thousand Dollars ($250,000).

(d) Parent shall pay the Company’s actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) (“Company Expenses”), such payment of Company Expenses not to exceed Two Hundred Fifty Thousand Dollars ($250,000), upon the termination of this Agreement by Parent or the Company pursuant to Section 7.01(f) or Section 7.01(h).

(e) The Parent Fee and/or Parent Expenses payable pursuant to Section 7.03(b) or Section 7.03(c), and the Company Expenses payable pursuant to Section 7.03(d), shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.03(b), Section 7.03(c) or Section 7.03(d), as applicable; provided that, in no event shall the Company be required to pay the Parent Fee and/or Parent Expenses to Parent, nor shall Parent be required to pay the Company Expenses to the Company if, immediately prior to the termination of this Agreement, the entity entitled to receive such fee and/or expenses was in material breach of its obligations under this Agreement.

(f) Each of the Company, Parent and Merger Sub agrees that the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of Parent and Merger Sub upon a termination of this Agreement by Parent pursuant to Section 7.01(d), (e), (f), (h) or (i), and the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of the Company upon a termination of this Agreement by the Company pursuant to Section 7.01(f) or (h), regardless of the circumstances giving rise to such termination; provided, however, that the foregoing shall not apply to any willful or knowing breach of this Agreement or any willful or knowing misrepresentation hereunder giving rise to such termination. Subject to Section 7.03(e), if a party is entitled to terminate this Agreement pursuant to more than one clause of Section 7.01, such party shall be entitled to receive the fees and expenses to which it is entitled as a result of any such termination, provided that in no event shall there be any duplication of payment.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01 Effectiveness of Representations, Warranties and Agreements. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, except that the agreements set forth in Article I and Sections 5.05, 5.10, 5.13 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 7.02 and Section 7.03 and this Article VIII shall survive termination indefinitely. The Confidentiality Letter shall survive termination of this Agreement in accordance with its terms.

(b) Disclosure of any matter in the Company Disclosure Schedule shall not be deemed an admission that such matter is material.

SECTION 8.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified below (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) If to Parent or Merger Sub:

Vishay Intertechnology, Inc.

63 Lincoln Highway

Malvern, PA 19355

Attn: Richard N. Grubb

Facsimile: (610) 889-2151

Confirm: (610) 644-1300

With a copy to:

Kramer Levin Naftalis & Frankel LLP

919 Third Avenue

New York, NY 10022

Attn: Abbe L. Dienstag, Esq.

Facsimile: (212) 715-8000

Confirm: (212) 715-9100

(b) If to the Company:

SI Technologies, Inc.

14192 Franklin Avenue

Tustin, CA 92780

Attn: Marvin Moist

Facsimile: (714) 505-6483

Confirm: (714) 505-6484

With a copy to:

Troy & Gould PC

1801 Century Park East, 16th Floor

Los Angeles, CA 90067-2367

Attn: Alan Spatz, Esq.

Facsimile: (310) 789-1231

Confirm: (310) 789-2367

SECTION 8.03 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliates”, with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “business day” means any day other than a day on which banks in New York are required or authorized to be closed;

(c) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(d) “dollars” or “$” means United States dollars;

(e) “knowledge” means, with respect to any matter in question, that the executive officers or employees having primary or substantial oversight responsibility for the matter of the Company (or any of its subsidiaries, as applicable) or the Parent, as the case may be, have or at any time had actual knowledge of such matter;

(f) “law” means any domestic or foreign, federal, state or local law, statute, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority;

(g) “Material Adverse Effect,” when used in connection with the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, means any change, effect or circumstance that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition, results of operations, or prospects of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that effects of changes that are applicable to or arise on account of (A) any changes in global or national economic, regulatory, or political conditions generally, (B) the United States securities markets, (C) this Agreement or the transactions contemplated by this Agreement, (D) the effect of the public announcement of this Agreement and the transactions contemplated hereby, including, without limitation, any effect on current or prospective customers or employees of the Company, or (E) with respect to the Company, any changes affecting the electronic components industry generally, shall be excluded from the definition of “Material Adverse Effect” and from any determination as to whether a Material Adverse Effect has occurred or may occur;

(h) “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(i) “prospects” means, at any time, results of future operations which are reasonably foreseeable based upon the facts and circumstances in existence at such time.

(j) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(k) Additional Terms: The following terms shall have the definitions ascribed to such terms in the locations set forth below:

“Acquisition Proposal” is defined in 4.02(a).

“Adjusted Option” is defined in Section 5.11(a).

“Alternative Transaction” is defined in Section 4.02(a).

“Agreement” is defined in the introductory paragraph.

“Benefit Arrangements” is defined in Section 2.11(c).

“Benefit Continuation Period” is defined in Section 5.10(b).

“CERCLA” is defined in Section 2.17(e).

“Certificate of Merger” is defined in Section 1.02.

“Closing” is defined in Section 1.02.

“Code” is defined in Section 1.08(d).

“Company” is defined in the introductory paragraph.

“Company Charter Documents” is defined in Section 2.02.

“Company Common Stock” is defined in the recitals.

“Company Disclosure Schedule” is defined in Section 2.01(b).

“Company Expenses” is defined in Section 7.03(d).

“Company Financial Advisor” is defined in Section 2.18.

“Company Intellectual Property Assets” is defined in Section 2.19(a).

“Company Permits” is defined in Section 2.06.

“Company Preferred Stock” is defined in Section 2.03.

“Company SEC Reports” is defined in Section 2.07(a).

“Company Significant Subsidiaries” is defined in Section 2.01(b).

“Company Stockholders Meeting” is defined in Section 2.04.

“Company Stock Option Plans” is defined in Section 1.06(c).

“Confidentiality Letter” is defined in Section 4.02(a).

“Covered Employees” is defined in Section 5.05(c).

“Dissenting Shares” is defined in Section 1.07.

“D&O Insurance” is defined in Section 5.05(d).

“Effective Time” is defined in Section 1.02.

“Environmental Claim” is defined in Section 2.17(e).

“Environmental Laws” is defined in Section 2.17(e).

“Environmental Transfer Laws” is defined in Section 2.05(c).

“ERISA” is defined in Section 2.11(a).

“ERISA Affiliate” is defined in Section 2.11(b).

“Exchange Act” is defined in Section 2.05(a).

“Exchange Agent” is defined in Section 1.08.

“Existing Credit Facilities” is defined in Section 4.01(e)(iii).

“GAAP” is defined in Section 2.07(b).

“Governmental Authority” is defined in Section 2.05(c).

“Government Contracts” is defined in Section 2.25(a).

“Historical Company SEC Reports” is defined in Section 2.07(a).

“Indemnified Parties” is defined in Section 5.05(b).

“Intellectual Property Assets” is defined in Section 2.19(a).

“Inventory” is defined in Section 2.23.

“ISO” is defined in Section 2.11(i).

“Material Contracts” is defined in Section 2.05(a).

“Materials of Environmental Concern” is defined in Section 2.17(e).

“Merger” is defined in the recitals.

“Merger Consideration” is defined in Section 1.06(a).

“Merger Sub” is defined in the introductory paragraph.

“Military Products” is defined in Section 2.22(c).

“NASD” is defined in Section 2.05(c).

“1994 Company Stock Option Plan” is defined in Section 1.06(c).

“Non-U.S. Monopoly Laws” is defined in Section 2.05(c).

“OSHA” is defined in Section 2.17(e).

“Parent” is defined in the introductory paragraph.

“Parent Common Stock” is defined in Section 5.11(a).

“Parent Expenses” is defined in Section 7.03(b).

“Parent Fee” is defined in Section 7.03(b).

“Payment” is defined in Section 5.13(b).

“PCBs” is defined in Section 2.17(d).

“Pension Benefit Plans” is defined in Section 2.11(b).

“Proxy Statement” is defined in Section 2.13.

“RCRA” is defined in Section 2.17(e).

“Real Property Leases” is defined in Section 2.15(d).

“Retained Employees” is defined in Section 5.10(a).

“Revere Netherlands” defined in Section 5.14.

“Revere Deutschland” is defined in Section 2.01(c).

“SEC” is defined in Section 2.05(a).

“Securities Act” is defined in Section 2.05(c).

“Share” is defined in the recitals.

“Stock Option” is defined in Section 1.06(c).

“Subsidiary Documents” is defined in Section 2.02.

“Superior Proposal” is defined in Section 4.02(a).

“Surviving Corporation” is defined in Section 1.01.

“Tax” or “Taxes” is defined in Section 2.16(c).

“Tax Return” is defined in Section 2.16(c).

“Terminating Breach” is defined in Section 7.01(h).

“Terminating Change” is defined in Section 7.01(g).

“Terminating Misrepresentation” is defined in Section 7.01(f).

“Termination Date” is defined in Section 7.01(b).

“Third Party” is defined in Section 4.02(a).

“Third Party Intellectual Property Assets” is defined in Section 2.19(c).

“TSCA” is defined in Section 2.17(e).

“Tustin Lease” is defined in Section 4.01(j).

“2004 Balance Sheet” is defined in Section 2.09.

“Warrant” is defined in Section 1.06(d).

“Welfare Benefit Plans” is defined in Section 2.11(a).

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.07 Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not materially affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(b) The Company and Parent agree that the Parent Fee provided in Section 7.03(b) is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Parent Fee exceeds the maximum amount permitted by law, then the amount of such Parent Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

SECTION 8.08 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, along with the Confidentiality Letter (except to the extent specifically superceded hereby), constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof.

SECTION 8.09 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Parent and/or Merger Sub hereunder may be assigned to any direct or indirect subsidiary of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than (i) Section 5.05, which is intended to be for the benefit of the Indemnified Parties and Covered Employees and may be enforced by such Indemnified Parties and Covered Employees, and (ii) the right of the stockholders of the Company to receive the Merger Consideration if, but only if, the Merger is consummated.

SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.12 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

(b) Each of the parties hereto submits to the jurisdiction of the state and federal courts of the United States located in the State of Delaware with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby and agrees not to bring any action arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, survey or other security that might be required of any other party with respect thereto.

SECTION 8.13 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.14 Construction. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) ”it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation” whether or not expressed and (iv) any reference herein to a Section or Article refers to a Section or Article of this Agreement, unless otherwise stated. References to the Company shall include references to its subsidiaries unless the context clearly requires otherwise, and the explicit mention of subsidiaries of the Company in certain provisions of this Agreement shall not be construed to imply that subsidiaries of the Company are intended to be excluded in other provisions where no such explicit mention is made. Each party acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

SECTION 8.15 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VISHAY INTERTECHNOLOGY, INC.

By	/s/ RICHARD N. GRUBB
Name:	Richard N. Grubb
Title:	Executive Vice President and CFO

VISHAY SI TECHNOLOGIES, INC.

By	/s/ RICHARD N. GRUBB
Name:	Richard N. Grubb
Title:	Vice President

SI TECHNOLOGIES, INC.

By	/s/ RALPH E. CRUMP
Name:	Ralph E. Crump
Title:	Chairman

Annex B

STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT, dated as of December 22, 2004 (the “Agreement”), between the undersigned holder (the “Holder”) of shares of the common stock, $0.10 par value (the “Company Common Stock”), of SI Technologies, Inc., a Delaware corporation (the “Company”), and Vishay Intertechnology, Inc., a Delaware corporation (“Parent”).

RECITALS

The Company, Parent and SI Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger dated the date hereof (the “Merger Agreement”; capitalized terms not otherwise defined herein being used herein as therein defined), pursuant to which Merger Sub would be merged (the “Merger”) with and into the Company, and each outstanding share of Company Common Stock would be converted into the right to receive the Merger Consideration; and

The Holder is the beneficial owner of the number of shares of Company Common Stock and options or rights to acquire shares of Company Common Stock (such Company Common Stock, options, rights and any other securities of the Company hereafter acquired by the Holder, the “Subject Securities”) set forth on the signature page to this Agreement; and

As a condition of its entering into the Merger Agreement, Parent has requested the Holder to agree, and the Holder has agreed, to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

1. Agreement to Vote Shares. Prior to the Termination Date (as hereinafter defined), at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Holder shall vote, or shall cause to be voted, all Subject Securities that are voting securities and that it beneficially owns at the time of any such vote: (i) in favor of adoption of the Merger Agreement and approval of the Merger and any matter necessary to facilitate the Merger and (ii) against (w) approval of any Acquisition Proposal made in opposition to or in competition with the Merger, (x) any merger, consolidation, sale of assets requiring stockholder approval, reorganization or recapitalization of the Company (including, without limitation, an Alternative Transaction) with any person other than Parent or its affiliates, (y) any dissolution, liquidation or winding up of the Company, and (z) any other proposal or transaction that would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or other agreement or obligation of the Company under or with respect to the Merger Agreement or any of the transactions contemplated thereby (each of the foregoing in this clause (ii) is hereinafter referred to as an “Opposing Proposal”).

2. Agreement Not to Solicit. Prior to the Termination Date, the Holder, in Holder’s capacity as a stockholder of the Company, will not, and will not permit any investment banker, attorney or other adviser or representative acting on its behalf or any other entity under its control to, directly or indirectly: (1) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, and the SEC’s rules and regulations thereunder) with respect to an Opposing Proposal or otherwise encourage or assist any person in taking or planning any action that would constitute an Opposing

Proposal; or (2) initiate a stockholders’ vote or action by written consent of the Company’s stockholders with respect to an Opposing Proposal. Notwithstanding the restrictions set forth in this Section 2, the Holder may exercise his fiduciary duties in his capacity as a director or an officer with respect to the Company as opposed to taking action with respect to the direct or indirect ownership of the Subject Securities, and no such exercise of fiduciary duties shall be deemed a breach of, or a violation of the restrictions contained in, this Agreement, provided that such fiduciary duties are exercised in accordance with Section 4.02 of the Merger Agreement.

3. Agreement Not to Transfer Securities. Prior to the Termination Date, the Holder will not (i) under any circumstances, effect any sale, exchange, pledge, disposition or other transfer or encumbrance (a “Sale”) of any of the Subject Securities or any interest therein, or consent to any Sale of the Subject Securities or any interest therein, to or in favor of any person, or enter into any contract, option or other agreement with respect to any such Sale, in each case in connection with an Opposing Proposal, (ii) subject to clause (i) above, effect a Sale of any of the Subject Securities or any interest therein, or consent to any Sale of the Subject Securities or any interest therein, to or in favor of any person, or enter into any contract, option or other agreement with respect to any such Sale, unless, prior to any such Sale or the entering into of any such contract, option or other agreement, such person shall have agreed in a writing, in form and substance reasonably acceptable to Parent, for the benefit of and delivered to Parent, to be bound by all of the provisions of this Agreement applicable to the Holder, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any of the Subject Securities, (iv) deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Securities or (v) take, or refrain from taking, any other action that would in any way restrict, limit or interfere with the performance of the obligations of the Holder under this Agreement.

4. Stop Transfer. The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate or agreement representing any of the Subject Securities, unless such transfer is made to Parent or otherwise in compliance with this Agreement. The Holder acknowledges that the Subject Securities may be placed by the Company on the “stop-transfer list” maintained by the Company’s transfer agent until this Agreement is terminated in accordance with its terms.

5. Agreement Not to Exercise. Prior to the Termination Date, the Holder will not under any circumstances exercise any options, warrants or other rights to acquire shares of Company Common Stock held by such Holder as of the date hereof or hereafter acquired by such Holder, provided that nothing contained in this Section 5 shall prevent the Holder from receiving the Merger Consideration owing to such Holder pursuant to the terms of Section 1.06 of the Merger Agreement.

6. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other securities or rights of the Company by the Holder, the number of shares of Company Common Stock set forth on the signature page hereto shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by the Holder.

7. Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by either of the parties without the prior written consent of the other party, except (i) by laws of descent and (ii) that Parent may assign, in its sole discretion, any and all of its rights, interests or obligations under this Agreement to any subsidiary of Parent. This Agreement shall be binding upon, and shall inure to the benefit of, the Holder and his, her or its heirs, guardians, estate, administrators, personal representatives, successors and permitted assigns and Parent and its successors and permitted assigns.

8. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

If to the Holder, at the address appearing on the signature page beneath the Holder’s name, with a copy to:

Troy & Gould PC

1801 Century Park East, 16th Floor

Los Angeles, CA 90067-2367

Telecopier No.: (310) 789-1231

Telephone No.: (310) 789-2367

Attention: Alan Spatz, Esq.

If to Parent:

Vishay Intertechnology, Inc.

63 Lincoln Highway

Malvern, PA 19355

Telecopier No.: (610) 889-2151

Telephone No.: (610) 644-1300

Attention: Richard N. Grubb

With a copy to:

Kramer Levin Naftalis & Frankel LLP

919 Third Avenue

New York, NY 10022

Telecopier No.: (212) 715-8000

Telephone No.: (212) 715-9100

Attention: Abbe L. Dienstag, Esq.

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

9. Option. In the event of a willful breach of this Agreement by the Holder, Parent shall have the option, effective as of the date of this Agreement and exercisable until the Termination Date, to purchase the shares of Company Common Stock held by the Holder at an exercise price equal to the price per share payable to stockholders pursuant to the Merger Agreement, subject to adjustment as provided in Section 1.06(f) thereof.

10. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11. Amendment. (a) This Agreement may not be amended or modified, except by an instrument in writing signed on behalf of each of the parties hereto.

(b) No provision of this Agreement may be waived by either party hereto, except by an instrument in writing signed on behalf of the party granting such waiver.

12. Governing Law; Consent of Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions. Each party hereto hereby irrevocably submits to the jurisdiction of any State or Federal court sitting in the State of Delaware in any action or proceeding arising out of or related to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal court. Each party hereto hereby irrevocably consents to the service of process, which may be served in any such action or proceeding by certified mail, return receipt requested, by delivering a copy of such process to such party at its address specified in Section 8 or by any other method permitted by law.

13. Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

14. Further Assurances. Upon request of Parent, the Holder will execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof.

15. Termination. (a) This Agreement shall terminate on the date (the “Termination Date”) which is the earlier of (i) the date on which the Effective Time occurs or (ii) the date of termination of the Merger Agreement in accordance with its terms.

(b) Upon any termination of this Agreement as provided in this Section 14, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party’s willful breach of this Agreement; and provided further that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including, without limitation, the Merger Agreement.

[This space intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

VISHAY INTERTECHNOLOGY, INC.

By:
Name:
Title:

THE HOLDER:

Name:

Address:

Number of Shares of Company Common Stock:

Number of Options or Rights to Acquire Company Common Stock:

Acknowledged and Agreed to

as to Section 4:

SI TECHNOLOGIES, INC.

By:
Name:
Title:

Annex C

December 20, 2004

Board of Directors

SI Technologies, Inc.

14192 Franklin Avenue

Tustin, California 92780

Members of the Board of Directors:

We understand that, SI Technologies, Inc., a Delaware corporation (the “Company”), Vishay Intertechnology, Inc., a Delaware corporation (“Parent”), and Vishay SI Technologies, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated December 15, 2004 (the “Agreement”). The Agreement provides, among other things and subject to the terms and conditions thereof, for the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company (the “Merger”). As more fully described in the Agreement, each outstanding share of Company common stock shall be converted into the right to receive $4.00 for total aggregate consideration consisting of $17,650,000 in cash (the “Proposed Transaction”), inclusive of net amounts payable in respect of outstanding options and warrants existing on the date of the Agreement.

You have asked us, Roth Capital Partners, LLC (“RCP”), to advise you with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the outstanding shares of Company common stock of the consideration to be received by the Company’s shareholders pursuant to the Proposed Transaction.

For purposes of the opinion set forth herein, we have, among other things:

(i) Reviewed certain documents provided to us with respect to the Proposed Transaction including the draft Agreement describe above;

(ii) Reviewed certain information, including historical and forecasted financial data, operational and business information relating to the earnings, cash flow, assets, capital structure and prospects of the Company;

(iii) Reviewed the Company’s historical audited financial statements for the five year period ended July 31, 2004;

(iv) Conducted discussions of past and current business operations and future prospects of the Company with senior management of the Company, and reviewed financial projections prepared by the management of the Company;

(v) Reviewed, to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries that we deem to be similar to the industry in which the Company operates

(vi) Reviewed, to the extent publicly available, certain valuation and other financial information on selected public companies deemed comparable to the Company;

(vii) Performed, based on projected financial and planning data provided to us by the Company’s senior management, capitalization of earnings analysis with respect to the Company;

(viii) Prepared such financial analysis and reviewed such other considerations as we deemed appropriate in order to render this Opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all financial and other information discussed with or provided to us by the Company which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, such information. We have further relied on the assurances of management of the Company that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any respect. With respect to the forecasts regarding the future operating results of the Company provided to us, we have assumed, without independent verification or investigation, that such forecasts were prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company and that the assumptions underlying such forecasts are reasonable. We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions. In addition, we have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. You have informed us, and we have assumed, that the Proposed Transaction will be consummated in accordance with the terms set forth in the draft Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances.

We have assumed that the representations and warranties of each party in the draft Agreement are true and correct in all material respects, that each party will perform all covenants and agreements required to be performed by it under such Agreement and that all conditions to the consummation of the Proposed Transaction will be satisfied without waiver thereof. We have further assumed that the final form of the Agreement will be the same in all-material respects as the draft Agreement. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Proposed Transaction.

We were not requested to consider, and our opinion does not in any manner address, the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us on, the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

In connection with this engagement, RCP is not entitled to any fees which are contingent upon the consummation of the Proposed Transaction. RCP will receive a fee of $75,000 upon the delivery of this Opinion. Furthermore, the Company has agreed to reimburse us for reasonable out of pocket expenses, and indemnify us against certain liabilities arising out of our engagement including the rendering of this Opinion and other matters, as more fully described in the engagement and indemnity agreement dated November 24, 2004. In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This letter is solely for the information of the Board of Directors of the Company in its consideration of the Proposed Transaction and may not be relied on by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be reproduced in its entirety, if required, in a proxy statement filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, provided that this letter is reproduced in such proxy statement in full and that any description of or reference to us or summary of this letter in such proxy statement will be in a form reasonably acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

RCP, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. RCP may provide additional investment banking services to the Company in the future. RCP provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivatives, of the Company for its own account and for the accounts of customers.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that as of the date hereof, the consideration to be paid by the Parent pursuant to the Proposed Transaction is fair, from a financial point of view, to the holders of the outstanding shares of Company common stock.

Very truly yours,

[GRAPHIC APPEARS HERE]

Roth Capital Partners, LLC

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SI TECHNOLOGIES, INC.

This Proxy is solicited on behalf of the Board of Directors for the Special Meeting of Stockholders to be held at [                    ] at 10:00 a.m. local time on [                    ], 2005.

The undersigned hereby constitutes and appoints Rick A. Beets and Ralph E. Crump and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote as if personally present at the Special Meeting of Stockholders to be held at [                    ] at 10:00 a.m. local time and at any adjournment thereof, in the manner set forth below.

WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, SHARES IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW.

IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

The undersigned may revoke this proxy by (i) sending a written, dated notice to our Secretary stating that you would like to revoke your proxy prior to the Special Meeting, (ii) completing, signing, dating and submitting a new proxy card prior to the Special Meeting, or (iii) attending the Special Meeting and voting in person. Attendance alone at the Special Meeting will not revoke your proxy.

The Board of Directors unanimously recommends your vote FOR all matters set forth below.

Please mark your vote as in this example  ☒

1. Adopt and approve the Agreement and Plan of Merger, dated as of December 22, 2004, by and among Vishay Intertechnology, Inc., Vishay SI Technologies, Inc. and SI Technologies, Inc., as more fully described in the accompanying proxy statement

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. Grant the persons named as proxies discretionary authority to vote to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies in the event there are not sufficient votes to adopt and approve the merger agreement

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion, to transact such other business as may properly come before the Special Meeting or any postponement or adjournment of the Special Meeting

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:
Printed Name:
Signature:

Please date and sign exactly as your name or names appear below. If more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, give your full name and title as such. If the signatory is a corporation or partnership, sign the full corporate or partnership name by a duly authorized officer or partner.

PLEASE COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY.